Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

BOSTON PRIVATE FINANCIAL HOLDINGS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	December 31, 2005	December 31, 2004
ASSETS:
Cash and due from banks	$116,925	$55,252
Federal funds sold	255,391	73,662

Cash and cash equivalents	372,316	128,914
Investment securities:
Available-for-sale (amortized cost of $518,398 and $521,023, respectively)	512,742	520,084
Held-to-maturity (fair value of $44,208 and $19,019, respectively)	44,400	19,019

Total investment securities	557,142	539,103
Loans held for sale	12,883	42,384
Loans:
Commercial	1,649,973	1,175,649
Construction	389,470	181,418
Residential mortgage	1,338,607	796,991
Home equity and other consumer loans	246,190	94,542

Total loans	3,624,240	2,248,600
Less: allowance for loan losses	37,607	25,021

Net loans	3,586,633	2,223,579
Stock in Federal Home Loan Banks and Banker’s Bank	27,718	20,087
Premises and equipment, net	28,680	20,314
Goodwill	286,751	130,486
Intangible assets, net	97,656	56,677
Fees receivable	24,681	21,521
Accrued interest receivable	19,159	11,859
Other assets	104,949	79,497

Total assets	$5,118,568	$3,274,421

LIABILITIES:
Deposits	$3,748,141	$2,386,368
Securities sold under agreements to repurchase	107,353	84,550
Federal Home Loan Bank borrowings	362,005	275,187
Junior subordinated debentures	234,021	114,434
Accrued interest payable	6,335	3,376
Deferred acquisition obligations	17,628	23,396
Other liabilities	103,737	60,576

Total liabilities	$4,579,220	$2,947,887
STOCKHOLDERS’ EQUITY:
Common stock, $1.00 par value; authorized: 70,000,000 shares; issued: 34,800,393 shares in 2005 and 27,657,377 shares in 2004	34,800	27,657
Additional paid-in capital	374,818	201,421
Retained earnings	133,190	97,965
Accumulated other comprehensive loss	(3,460)	(509)

Total stockholders’ equity	539,348	326,534

Total liabilities and stockholders’ equity	$5,118,568	$3,274,421

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
INTEREST AND DIVIDEND INCOME:
Loans	$167,463	$105,636	$81,034
Taxable investment securities	8,329	5,650	5,921
Non-taxable investment securities	6,012	5,744	4,502
Mortgage-backed securities	1,548	1,738	44
Federal funds sold and other	6,638	1,877	1,179

Total interest and dividend income	189,990	120,645	92,680

INTEREST EXPENSE:
Deposits	39,636	19,460	15,729
Federal Home Loan Bank borrowings	12,823	10,337	8,424
Junior subordinated debentures	7,484	1,416	—
Securities sold under agreements to repurchase	1,131	743	750
Federal funds purchased and other	177	110	12

Total interest expense	61,251	32,066	24,915

Net interest income	128,739	88,579	67,765
Provision for loan losses	5,438	4,285	2,631

Net interest income after provision for loan losses	123,301	84,294	65,134

FEES AND OTHER INCOME:
Investment management and trust fees	105,873	92,147	49,426
Wealth advisory fees	19,086	7,898	6,951
Earnings in equity investments	1,556	1,019	202
Deposit account service charges	1,375	1,217	919
Gain on sale of loans, net	1,774	1,424	2,854
Gain on sale of investment securities, net	20	373	2,508
Other	4,903	4,135	3,007

Total fees and other income	134,587	108,213	65,867

OPERATING EXPENSE:
Salaries and employee benefits	123,387	97,110	66,408
Occupancy and equipment	21,053	15,702	15,634
Professional services	10,270	7,477	5,265
Marketing and business development	6,792	5,148	3,647
Contract services and processing	4,070	2,936	1,856
Amortization of intangibles	7,634	4,664	239
Other	13,063	10,007	7,065

Total operating expense	186,269	143,044	100,114

Minority interest	2,512	1,428	—

Income before income taxes	69,107	48,035	30,887
Income tax expense	25,561	16,802	11,442

Net income	$43,546	$31,233	$19,445

Per share data:
Basic earnings per share	$1.48	$1.14	$0.85
Diluted earnings per share	$1.38	$1.10	$0.82

Average basic common shares outstanding	29,425,157	27,313,171	22,954,937
Average diluted common shares outstanding	33,824,717	29,024,520	23,779,934

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2002	$22,549	$85,518	$58,280	$4,766	$171,113
Comprehensive Income:
Net income	—	—	19,445	—	19,445
Change in unrealized gain (loss) on securities available for sale, net of tax	—	—	—	(2,195)	(2,195)

Total comprehensive income, net of tax					17,250
Dividends paid: $0.20 per share	—	—	(4,542)	—	(4,542)
Proceeds from issuance of 2,146,411 shares of common stock	2,146	46,287	—	—	48,433
Issuance of 238,575 shares of incentive stock grants	239	(239)	—	—	—
Amortization of incentive stock grants	—	647	—	—	647
Amortization of stock options and employee stock purchase plan	—	3,740	—	—	3,740
Stock options exercised	233	2,287	—	—	2,520
Excess Tax savings on stock options exercised	—	385	—	—	385

Balance at December 31, 2003	25,167	138,625	73,183	2,571	239,546

Comprehensive Income:
Net income	—	—	31,233		31,233
Change in unrealized gain (loss) on securities available for sale, net of tax	—	—	—	(3,080)	(3,080)

Total comprehensive income, net of tax					28,153
Dividends paid: $0.24 per share	—	—	(6,451)	—	(6,451)
Proceeds from issuance of 2,215,644 shares of common stock	2,216	53,960	—	—	56,176
Issuance of 70,725 shares of incentive stock grants	71	(71)	—	—	—
Amortization of incentive stock grants	—	2,249	—	—	2,249
Amortization of stock options and employee stock purchase plan	—	3,892	—	—	3,892
Stock options exercised	203	1,955	—	—	2,158
Excess tax savings on stock options exercised	—	811	—	—	811

Balance at December 31, 2004	27,657	201,421	97,965	(509)	326,534

Comprehensive Income:
Net income	—	—	43,546	—	43,546
Change in unrealized gain (loss) on securities available for sale, net of tax	—	—	—	(2,910)	(2,910)
Change in unrealized gain (loss) on cash flow hedges, net of tax	—	—	—	(41)	(41)

Total comprehensive income, net of tax					40,595
Dividends paid: $0.28 per share	—	—	(8,321)	—	(8,321)
Proceeds from issuance of 6,192,954 shares of common stock	6,193	151,967	—	—	158,160
Issuance of 99,475 shares of incentive stock grants	99	(99)	—	—	—
Amortization of incentive stock grants	—	3,260	—	—	3,260
Amortization of stock options and employee stock purchase plan	—	4,490	—	—	4,490
Stock options exercised	851	9,646	—	—	10,497
Excess tax savings on stock options exercised	—	4,133	—	—	4,133

Balance at December 31, 2005	$34,800	$374,818	$133,190	$(3,460)	$539,348

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,546	$31,233	$19,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,107	15,321	8,664
Amortization of investment premiums and (discounts) and loan fees	6,430	574	(4,945)
Gain on sale of investment securities, net	(20)	(373)	(2,508)
Gain on sale of loans, net	(1,774)	(1,424)	(2,854)
Distributed earnings (loss) of partnership investments	427	453	(543)
Common shares issued as compensation	538	357	509
Provision for loan losses	5,438	4,285	2,631
Loans originated for sale	(608,958)	(345,427)	(268,671)
Proceeds from sale of loans held for sale	641,607	308,880	297,547
Net increase in fees receivable	(2,705)	(4,168)	(5,537)
Net increase in accrued interest receivable	(4,027)	(1,727)	(1,175)
Net decrease (increase) in other assets	12,387	(6,773)	(9,727)
Net increase (decrease) in accrued interest payable	2,534	828	(71)
Net (decrease) increase in other liabilities	(15,624)	16,892	2,657

Net cash provided by operating activities	100,906	18,931	35,422

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in short-term investments	—	100	35,000
Investment securities available-for-sale:
Purchases	(459,921)	(437,469)	(347,911)
Sales	48,281	81,992	92,510
Maturities and principal payments	412,686	305,757	149,070
Investment securities held-to-maturity:
Purchases	(128,272)	(43,725)	—
Maturities and principal repayments	119,490	24,806	—
Investments in Trusts	(7,590)	(11,276)	—
Purchase of Federal Home Loan Banks stock	(3,935)	(8,890)	(2,996)
Net increase in portfolio loans	(439,138)	(399,975)	(317,945)
Proceeds from sale of loans	—	—	8,471
Capital expenditures, net of sale proceeds	(10,653)	(8,109)	(3,548)
Cash paid for acquisitions, including deferred acquisition obligations, net of cash acquired	8,057	(78,941)	(1,847)

Net cash used in investing activities	(460,995)	(575,730)	(389,196)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	388,455	378,486	258,128
Net increase (decrease) in short-term borrowings	22,803	18,780	(5,280)
Proceeds from Federal Home Loan Bank borrowings	89,254	86,775	66,406
Repayments of Federal Home Loan Bank borrowings	(43,975)	(9,438)	(15,895)
Proceeds from issuance of Trust Preferred debt	103,092	104,506	—
Dividends paid to stockholders	(8,321)	(6,451)	(4,542)
Proceeds from stock option exercises	10,497	2,158	2,520
Excess tax savings on stock options exercised	4,133	811	385
Proceeds from issuance of common stock, net	37,553	16,598	48,011

Net cash provided by financing activities	603,491	592,225	349,733

Net increase (decrease) in cash and cash equivalents	243,402	35,426	(4,041)

Cash and cash equivalents at beginning of year	128,914	93,488	97,529

Cash and cash equivalents at end of year	$372,316	$128,914	$93,488

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$58,717	$31,238	$24,986
Cash paid for income taxes, net of refunds received	21,656	25,889	11,722
Change in unrealized loss on securities available-for-sale, net of estimated income taxes	(2,910)	(3,080)	(2,195)
Change in unrealized loss on cash flow hedges, net of estimated income taxes	(41)	—	—
In conjunction with acquisitions, assets were acquired and liabilities were assumed as follows:
Fair value of net assets acquired	$248,193	$195,640	$2,728
Less:
Estimated contingent deferred liability	—	41,253	2,389
Trust Preferred debt assumed	16,000	6,000	—
Closing costs	2,493	2,953	—

Cash paid and common stock issued at close (includes options)	$229,700	$145,434	$339
Non-Cash Transactions
Equity issued for acquisitions	$120,069	$39,221	$422

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Boston Private Financial Holdings, Inc. (the “Company” and/or “Boston Private”) is a holding company with the following wholly-owned or majority-owned subsidiaries: Boston Private Bank & Trust Company (“Boston Private Bank”), a Massachusetts chartered trust company; Borel Private Bank & Trust Company (“Borel”), and First Private Bank & Trust (“FPB”), California state banking corporations; Gibraltar Private Bank & Trust Company (“Gibraltar”), a federal savings association; Westfield Capital Management Company, LLC (“Westfield”), Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”), Sand Hill Advisors, Inc. (“Sand Hill”), and Boston Private Value Investors, Inc. (“BPVI”), registered investment advisers; KLS Professional Advisors Group LLC (“KLS”) and RINET Company LLC (“RINET”), registered investment advisors and financial planning firms. In addition, the Company holds an approximately 26.0% minority interest in Coldstream Holdings, Inc., (“Coldstream Holdings”) and a 39.7% minority interest in Bingham, Osborn, & Scarborough, LLC (“BOS”). Coldstream Holdings is the parent of Coldstream Capital Management Inc., a registered investment advisor. BOS is a financial planning and investment management firm. The Company conducts substantially all of its business through its wholly-owned and majority-owned subsidiaries, Boston Private Bank, Borel, FPB, and Gibraltar (together the “Banks”), Westfield, Sand Hill, BPVI, DGHM, KLS, and RINET.

Boston Private Bank pursues a “private banking” business strategy and is principally engaged in providing banking, investment and fiduciary products to high net worth individuals, their families and businesses in the greater Boston area and New England. Boston Private Bank offers its clients a broad range of deposit and loan products. In addition, it provides investment management and trust services to high net worth individuals and institutional clients. Boston Private Bank specializes in separately managed mid to large cap equity and fixed income portfolios.

Borel serves the financial needs of individuals, their families and their businesses in northern California. Borel conducts a commercial banking business, which includes deposit and lending activities. Additionally, Borel offers trust services and provides a variety of other fiduciary services including investment management, advisory and administrative services to individuals.

FPB provides a range of deposit and loan banking products and services to its customers. Its primary focus is on small and medium sized businesses and professionals located in the Los Angeles and San Bernardino counties.

Gibraltar provides private banking and wealth management services to professionals, as well as business owners, entrepreneurs, corporate executives and individuals primarily in Miami-Dade, Monroe, Broward, and Palm Beach counties.

Westfield serves the investment management needs of pension funds, endowments and foundations, mutual funds and high net worth individuals throughout the United States and abroad. Westfield specializes in separately managed domestic growth equity portfolios in all areas of the capitalization spectrum and acts as the investment manager for several limited partnerships.

DGHM is a value driven investment manager specializing in smaller capitalization equities. The firm manages investments for institutional clients and high net worth individuals in mid, small, and micro cap portfolios. The firm is headquartered in New York City.

Sand Hill provides wealth management services to high net worth investors and select institutions in northern California. The firm manages investments covering a wide range of asset classes for both taxable and tax-exempt portfolios.

BPVI serves the investment management needs of high net worth individuals primarily in New England and the Northeast. The firm is a value style investor.

KLS is a wealth management firm specializing in investment management, estate and insurance planning, retirement planning, financial decision making and income tax planning services. The firm is headquartered in New York City.

RINET provides fee-only financial planning, tax planning and investment management services to high net worth individuals and their families in the greater Boston area, New England, and other areas of the United States. Its capabilities include tax planning and preparation, asset allocation, estate planning, charitable planning, planning for employment benefits, including 401(k) plans, alternative investment analysis and mutual fund investing. It also offers an independent mutual fund rating service.

2. MERGERS AND ACQUISITIONS

The Company completed one business combination in 2005 and four in 2004; all five were accounted for under the purchase method of accounting. The results of operations prior to the date of acquisition are not included in the accompanying consolidated financial statements. Goodwill, investment advisory contracts, non-compete agreements, core deposit intangibles, and other purchase accounting adjustments, if applicable, were recorded upon the completion of each acquisition.

Boston Private’s strategy is to build a national wealth management enterprise by expanding into demographically attractive regions in the United States through acquisition. The Company is acquiring companies that participate in three core competencies: private banking, wealth advisory and/or investment management. Within each region the Company seeks to form “clusters” of independent affiliates that represent these core competencies. Boston Private focuses on purchasing firms with good performance and growth potential, which could require a purchase price premium over book value.

Westfield, RINET, Sand Hill, BPVI and Borel were acquired by merger prior to January 1, 2002. Except for Sand Hill, all of these mergers were accounted for as a “pooling of interests.”

On December 18, 2002, the Company acquired 26% of the outstanding capital stock of Coldstream Holdings, Inc. Coldstream Holdings, Inc. is the parent of Coldstream Capital Management, Inc. Coldstream Capital is a multi-client family office that provides comprehensive wealth management services to high net worth private clients. This investment is accounted for using the equity method.

On February 5, 2004, the Company acquired a 20% interest in BOS, a financial planning and investment firm located in San Francisco, California. The Company made additional investments in BOS on August 11, 2004, and July 29, 2005, increasing its ownership to 39.7% as of December 31, 2005. Over the next three years, the Company has the option to increase its investment interest an additional 10% per year, up to approximately 70%. BOS has offices in San Francisco and Menlo Park, California. This investment is accounted for using the equity method.

On February 6, 2004, the Company acquired an 80% interest in DGHM. DGHM is a value style manager specializing in small-cap equities. DGHM was purchased for approximately $96.0 million, with approximately 86% payable in cash. Approximately 20% of the purchase price was deferred and the payments are contingent upon operating results of DGHM through a five-year earn out period. $16.8 million has been accrued as of December 31, 2005 for the net present value of the estimated remaining deferred payments, which are determinable beyond a reasonable doubt. 20% of the remaining payments will be paid with Boston Private common stock valued using the volume weighted average price for the 30 days prior to the annual payments.

On February 17, 2004, the Company acquired First State Bancorp, the holding company of FPB, a commercial bank situated in Los Angeles county. In the transaction, the Company acquired 100% of First State Bancorp’s common stock through the issuance of approximately 886 thousand shares of Boston Private common stock valued at $21.1 million and $3.7 million in cash payments to shareholders. In addition, options to acquire First State Bancorp common stock were converted to options to acquire Boston Private common stock valued at $2.7 million for an aggregate transaction value of $27.5 million.

On October 1, 2004, the Company through its subsidiary, FPB, acquired Encino State Bank (“Encino”), a commercial bank located in southern California, for $33.1 million in cash. Encino was merged into FPB with FPB as the surviving entity.

On December 31, 2004, the Company acquired an 81% interest in KLS, a wealth management firm located in New York City. The transaction purchase price was approximately $30.0 million, with approximately 90% paid in cash and the remainder paid in Boston Private common stock. KLS has an option to put and the Company has an option to call, at a negotiated formula based on fair market value, the remaining 19% interest in KLS beginning in 2010.

On October 1, 2005 the Company acquired Gibraltar Financial Corp. (“Gibraltar Financial”), the holding company of Gibraltar, a federal savings bank with $1.1 billion in assets. Founded in 1994, Gibraltar is headquartered in Coral Gables, Florida and has offices in South Miami, Downtown Miami, Key Largo, and Fort Lauderdale. The Company acquired 100% of the common stock of Gibraltar Financial through the issuance of approximately 4.3 million shares of Boston Private common stock and approximately $112.2 million in cash. The purchase price was approximately $248.2 million, which included the trust preferred debt assumed, the fair value of Gibraltar Financial’s stock options, and the Company’s transaction costs. The Company exchanged options to acquire Gibraltar Financial common stock for approximately 819 thousand options to acquire Boston Private common stock. The Company assumed Gibraltar’s outstanding trust preferred debt of $16.0 million. In addition, the Company contributed $16.0 million of capital to Gibraltar at acquisition and an additional $3.0 million in December 2005.

Gibraltar’s results of operations are included with Boston Private as of October 1, 2005; the date of acquisition. At the quarter-end prior to the merger and the quarter-end after the merger, Gibraltar met the regulatory requirements to be categorized as well capitalized.

Boston Private’s reason for the acquisition of Gibraltar was to enter one of the fastest growing regions of the United States and to partner with one of the most attractive wealth management firms in the region. Gibraltar’s proven record to grow profitably, as well as their federal bank charter, ensures that the transaction is financially and strategically compelling to Boston Private.

The following table sets forth the Company’s consolidated results of operations on a pro forma basis as if the acquisition of Gibraltar had occurred at the beginning of the periods presented:

	2005	2004
	(In thousands) (unaudited)
Net interest income	$157,106	$117,254
Provision for loan losses	7,168	5,525
Total fees and other income	140,696	114,988
Total operating expenses and minority interest	215,278	175,066

Income before taxes	75,356	51,651
Income tax expense	27,999	18,211

Net Income	$47,357	$33,440

Basic earnings per share	$1.40	$1.02
Diluted earnings per share	$1.31	$0.98

The following table sets forth the estimated assets acquired and the liabilities assumed at fair value from Gibraltar as of October 1, 2005:

CONDENSED BALANCE SHEET

(In thousands)
Assets:
Cash and cash equivalents	$129,213
Investment securities	22,342
Loans held for sale	1,976
Loans, net of allowance for loan losses	931,584
Intangible assets	52,250
Goodwill	155,375
Other assets	27,021

Total assets	$1,319,761

Liabilities:
Deposits	$973,318
Borrowings	41,584
Payables and accrued expenses	56,666

Total liabilities	$1,071,568

Net Assets Acquired	$248,193

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles, and to prevailing industry practices.

The following is a summary of the significant accounting and reporting policies used by management in preparing and presenting the consolidated financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, Boston Private Bank, Borel, FPB, Gibraltar, Westfield, DGHM, Sand Hill, BPVI, KLS, and RINET. Boston Private Bank’s consolidated financial statements include the accounts of its wholly-owned subsidiaries, BPB Securities Corporation and Boston Private Preferred Capital Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority investments in Coldstream Holdings and BOS are accounted for using the equity method and the net investment is included in Other Assets.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change, in the near term, relate to the determination of the allowance for loan losses as well as the evaluation of goodwill and other intangibles.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers within the New England, New York City, northern and southern California, and south Florida regions of the country. Note 6 highlights the types of securities the Company invests. Note 7 describes the types of lending activities the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Statement of Cash Flows

For purposes of reporting cash flows, the Company considers cash and due from banks and federal funds sold, all of which have original maturities with 90 days or less, to be cash equivalents.

Cash and Due from Banks

Each Bank is required to maintain average reserve balances in a non-interest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December 31, 2005, the daily amount required to be held for Boston Private Bank, Borel, FPB, and Gibraltar was $7.7 million, $4.9 million, $8.4 million, and $1.7 million, respectively.

Investment Securities

Investments available-for-sale are reported at fair value, with unrealized gains and losses credited or charged, net of estimated tax effect, to accumulated other comprehensive income.

Investments held-to-maturity are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Premiums and discounts on the investment securities are amortized or accreted into interest income by a method that approximates the level-yield method. Actual prepayment experience is reviewed periodically and the timing of the accretion and amortization is adjusted accordingly. Gains and losses on the sale of the investments available-for-sale are recognized at the time of sale on a specific identification basis. Dividend and interest income is recognized when earned.

Interest income is recorded on the accrual basis adjusted for amortization of premium and accretion of discount.

If a decline in fair value below the amortized cost basis of an investment security is judged to be other than temporary, the cost basis of the investment is written down to fair value. To determine whether impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery. The Company also considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. The amount of the write down is included as a charge against gain on sale of investments and a new cost basis for the investment is established.

Loans Held for Sale

Loans originated and held for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments on hand from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans are carried at the principal amount outstanding generally including deferred loan origination fees and costs. Loan origination fees, net of related direct incremental loan origination costs, are deferred and recognized into income over the contractual lives of the related loans as an adjustment to the loan yield, using a method which approximates the level-yield method. When a loan is sold or paid-off, the unamortized portion of net fees is recognized into interest income, or gain/ loss on sale of loans, respectively.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreements. Impaired loans are accounted for at the present value of the expected future cash flows discounted at the loan’s effective interest rate, except those loans that are accounted for at fair value or at the lower of cost or fair value. Accrual of interest income is discontinued and all interest previously accrued but not collected is reversed against current period income when a loan is initially classified as impaired. Interest received on impaired loans is either applied against principal or reported as income according to management’s judgment as to the collectibility of principal. At December 31, 2005 and 2004 the amounts of impaired loans were immaterial.

Loans on which the accrual of interest has been discontinued are designated non-accrual loans. Accrual of interest income on loans is discontinued when concern exists as to the collectibility of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from non-accrual status when they become less than 90 days past due and when concern no longer exists as to the collectibility of principal or interest. Interest received on non-accrual loans is either applied against principal or reported as income according to management’s judgment as to the collectibility of principal.

Allowance for Loan Losses

The allowance for loan losses is established through a charge to operations. When management believes that the collection of a loan’s principal balance is unlikely, the principal amount is charged against the allowance. Recoveries on loans that have been previously charged-off are credited to the allowance as amounts are received.

The allowance for loan losses is determined using a systematic analysis and procedural discipline based on historical experience, product types, and industry benchmarks. The allowance is segregated into three components: “general,” “specific” and “unallocated.” The general component is determined by applying coverage percentages to groups of loans based on risk. A system of periodic loan reviews is performed to assess the inherent risk and assign risk ratings to each loan individually. Coverage percentages applied are determined based on industry practice and management’s judgment. The specific component is established by allocating a portion of the allowance for loan losses to individual classified loans on the basis of specific circumstances and assessments. The unallocated component supplements the first two components based on management’s judgment of the effect of current and forecasted economic conditions on borrowers’ abilities to repay, an evaluation of the allowance for loan losses in relation to the size of the overall loan portfolio, and consideration of the relationship of the allowance for loan losses to nonperforming loans, net charge-off trends, and other factors. While this evaluation process utilizes historical and other objective information, the classification of loans and the establishment of the allowance for loan losses rely to a great extent on the judgment and experience of management.

While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution’s allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Investment Management Fees

Investment management fees are accrued as earned. Performance fee revenues are not recognized until any contingencies in the contract that could require the performance fee to be reduced have been eliminated.

Other Liabilities

Included within Other Liabilities are approximately $591 thousand and $836 thousand of minority interests at December 31, 2005 and 2004, respectively. The minority interests relate to the investment by third parties in DGHM and KLS.

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed primarily by the straight-line method over the estimated useful lives of the assets, or the terms of the leases if shorter.

Debt Issuance Costs

Debt issuance costs for Boston Private Capital Trust I, Boston Private Capital Trust II (together the “Trusts”) and for the junior subordinated debentures assumed through the acquisition of FPB are recorded as an asset. The costs associated with the Trusts are amortized using the effective-yield method over the life of the securities. Debt issuance costs for the junior subordinated debentures assumed through the acquisition of FPB are amortized over a 65 month-period on a straight-line basis. The Company had approximately $3.9 million in debt issuance costs at December 31, 2005 and 2004.

Other Assets

Included within Other Assets are approximately $44.1 million and $32.7 million of partnerships and unconsolidated affiliates at December 31, 2005 and 2004, respectively, which are accounted for using the equity method of accounting. The estimated excess of cost over net equity of the Company’s investment in BOS and Coldstream is approximately $11.4 million and $6.7 million at December 31, 2005 and 2004, respectively. Other Assets also include $15.2 million and $10.0 million in trading account securities as of December 31, 2005 and 2004, respectively. These mutual fund securities are held within a Rabbi Trust and the assets are generally restricted to pay the Company’s Deferred Compensation Plan liability. $746 thousand, and $926 thousand of unrealized gains and losses was recognized in Other Income for the period ending December 31, 2005 and 2004, respectively.

Investment Tax Credits

We record low-income housing and rehabilitation investment tax credits using the equity method in accordance with Emerging Issues Tax Force Abstract No. 94-1, Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects. The equity method recognizes tax credits in the same year they are allowed for tax reporting purposes.

Goodwill and Other Intangible Assets

Goodwill represents the excess over fair value of assets acquired in a purchase business combination. Goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Statement 142 also requires that intangible assets with estimateable useful lives be amortized over their respective estimated useful lives to their estimated residual value, and are reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Investment Management and Trust Assets Under Management

Investment management and trust assets under management totaled $21.3 billion and $19.3 billion at December 31, 2005 and 2004, respectively. These assets are not included in the consolidated financial statements since they are held in a fiduciary or agency capacity and are not assets of the Company.

Employee Benefits

The Company established a corporate-wide 401(k) Profit Sharing Plan for the benefit of the employees of the Company and its subsidiaries, which became effective July 1, 2002. Contributions to those plans are charged against earnings in the year they are made. See Note 16-Employee Benefits.

Stock-Based Compensation

At December 31, 2005, the Company had two stock-based compensation plans. These plans encourage and enable the officers, employees, non-employee directors and other key persons of the Company to acquire a proprietary interest in the Company. Prior to January 1, 2006, the Company accounted for these plans under the intrinsic-value based method under

APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“FAS 123(R)”), using the modified retrospective application method. Under the modified retrospective application method, the Company has adjusted all applicable prior periods to reflect the effects of applying FAS 123(R).

The following table presents the difference between the Company’s previously reported financial results and adjustments for FAS 123(R):

	For the Year Ended December 31, 2005		For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Adjusted	As Previously Reported	Adjusted	As Previously Reported	Adjusted	As Previously Reported
	(In thousands, except per share data)
Income Statement Items:
Income before income taxes	$69,107	$73,597	$48,035	$51,927	$30,887	$34,627
Net income	$43,546	$46,318	$31,233	$33,634	$19,445	$21,823
Basic earnings per share	$1.48	$1.57	$1.14	$1.23	$0.85	$0.95
Diluted earnings per share	$1.38	$1.47	$1.10	$1.18	$0.82	$0.92
Cash Flow Items:
Net cash provided by operating activities	$100,905	$105,039	$18,931	$19,742	$35,422	$35,807
Net cash provided by financing activities	$603,492	$599,358	$592,225	$591,414	$349,733	349,348
Shares Outstanding:
Average diluted common shares outstanding	33,824,717	33,666,358	29,024,520	28,963,856	23,779,934	23,846,973

	As of December 31, 2005		As of December 31, 2004
	Adjusted	As Previously Reported	Adjusted	As Previously Reported
	(In thousands)
Balance Sheet Items:
Total assets	$5,118,568	$5,134,065	$3,278,500	$3,273,193
Additional paid-in capital (1)	$374,818	$358,584	$201,421	$188,719
Retained earnings	$133,190	$148,186	$97,965	$110,189
Stockholders’ equity	$539,348	$533,590	$326,534	$321,227

(1)	Additional paid-in capital as adjusted for December 31, 2005 and 2004 also includes unearned compensation of $(4,520) and $(4,829), respectively which was previously included as a separate line item.

Prior to the adoption of FAS 123(R), the Company was required to record tax savings resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. FAS 123(R) requires the cash flows resulting from the excess tax benefits resulting from tax deductions in excess of the compensation costs recognized for those options to be classified as financing cash flows. For the years ended December 31, 2005, 2004, and 2003, the excess tax savings on stock options exercised classified as a financing cash inflow of $4.1 million, $811 thousand, and $385 thousand, would have been classified as an operating cash inflow if the Company had not adopted FAS 123(R).

Under the 2004 Stock Option and Incentive Plan (the “Plan”), the Company may grant options or stock to its officers, employees, non-employee directors and other key persons of the Company for an amount not to exceed 5% of the total shares of common stock outstanding as of the last business day of the preceding fiscal year. Under the Plan, the exercise price of each option shall not be less than 100% of the fair market value of the stock on the date the options are granted except for non-employee directors in which the exercise price shall be equal to the fair market value on the date the stock option is granted. Generally, options expire ten years from the date granted and vest over a three-year graded vesting period for officers and employees and a one-year or less period for non-employee directors. Stock grants generally vest over a one to five-year cliff vesting period.

The Company maintains an Employee Stock Purchase Plan (“ESPP”) under which eligible employees may purchase common stock of the Company at 85 percent of the lower of the closing price of the Company’s common stock on the first or last day of a six month purchase period on the NASDAQ® stock exchange. Employees pay for their stock purchases through payroll deductions at a rate equal to any whole percentage from 1 percent to 15 percent. The following table summarizes data relating to activity under the ESPP:

	For the Year Ended December 31,
	2005	2004	2003
Shares issued under the plan	57,686	48,005	49,067
Shares reserved for future issuance	124,904	157,495	205,500

Compensation cost that has been recorded for each Plan is as follows:

	For the Year Ended December 31,
(In Thousands)	2005	2004	2003
Stock option and ESPP expense	$4,490	$3,892	$3,740
Nonvested share expense (1)	2,571	2,240	1,202

Subtotal	7,061	6,132	4,942
Tax benefit	(2,767)	(2,402)	(1,925)

Stock-based compensation expense, net of tax benefit	$4,294	$3,730	$3,017

(1)	Nonvested share expense has previously been reported in the Company’s statement of operations.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility is determined based on historical volatility of the Company’s stock, historical volatility of industry peers and other factors. The Company uses historical data to estimate employee option exercise behavior, and post-vesting cancellation for use in determining the expected life assumption. The risk-free rate is determined on the grant date of each award using the yield on a U.S. Treasury zero-coupon issue with a remaining term that approximates the expected term for the award. The dividend yield is based on expectations of future dividends paid by the Company and the market price of the Company’s stock on the date of grant. Compensation expense is recognized using the straight-line method over the vesting period of the option. Starting in 2006, options issued to retirement eligible employees are expensed on the date of grant. Option expense, related to options granted to employees who will become retirement eligible during the vesting period, are amortized over the period until the employee becomes retirement eligible.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	For the Year Ended December 31,
	2005	2004	2003
Expected volatility	25%	25%	31%
Expected dividend yield	1.0%	1.5%	1.2%
Expected term (in years)	4.1	4.1	7
Risk-free rate	3.7%	2.6%	3.8%

Stock Options

A summary of option activity under the Plan for the year ended December 31, 2005 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (000)
Outstanding at January 1, 2005	3,463,407	$17.60
Granted	1,703,785	$16.92
Exercised	(852,409)	$12.38
Forfeited or expired	(87,717)	$27.10

Outstanding at December 31, 2005	4,227,066	$18.18	6.55	$51,110

Exercisable at December 31, 2005	2,819,286	$14.31	5.51	$44,991

The weighted-average grant-date fair value of options granted during the years ended December 31, 2005, 2004, and 2003 was $6.34, $5.86, and $5.99, respectively. The total intrinsic value of options exercised during the years ended December 31, 2005, 2004, and 2003 were approximately $13.2 million, $3.2 million, and $2.8 million respectively. As of December 31, 2005, there was approximately $5.1 million of total unrecognized compensation cost related to stock option arrangements granted under the Plan that is expected to be recognized over a weighted-average period of 1.8 years.

Restricted Stock

A summary of the Company’s nonvested shares as of December 31, 2005 and changes during the year is as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2005	330,510	$24.04
Granted	90,500	$27.20
Vested	(33,000)	$22.20
Forfeited	(19,500)	$25.02

Nonvested at December 31, 2005	368,510	$24.95

The fair value of nonvested shares is determined based on the closing price of the Company’s stock on the grant date. The weighted-average grant-date fair value of shares granted during the years ended December 31, 2005, 2004, and 2003 was $27.20, $26.44, and $24.06 respectively. At December 31, 2005, there was approximately $4.5 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements under the Plan. That cost is expected to be recognized over a weighted-average period of 1.6 years. The total fair value of shares that vested during the years ended December 31, 2005, 2004 and 2003 was approximately $873 thousand, $1.3 million and $1.2 million.

Derivative Instruments and Hedging Activities

The Company accounts for derivative financial instruments in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 established accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) an unrecognized firm commitment or an available- for-sale security. Pursuant to SFAS No. 133, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity’s approach to managing risk.

The Company formally documents, designates and assesses the effectiveness of the transactions that receive hedge accounting. For the derivative designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item.

The Company’s objective in using derivatives is to add stability to interest income and to manage its exposure to changes in interest rates. To accomplish this objective, the Company primarily uses an interest rate floor as part of its cash flow hedging strategy. Interest rate floors involve the receipt of cash payments when interest rates fall below the floor strike over the life of the agreements without exchange of the underlying principal amount. During 2005, such derivatives were used to hedge the variable cash flows associated with existing variable-rate assets.

As of December 31, 2005, the derivative was designated in only cash flow hedging relationships under SFAS 133. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

Income Taxes

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

Earnings Per Share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The dilutive effect of convertible securities are reflected in diluted EPS by application of the if-converted method. Under the if-converted method, the interest expense on the convertible securities, net of tax, is added back to net income and the convertible shares are assumed to have been converted at the beginning of the period. The if-converted method is only used if the effect is dilutive.

The following table is a reconciliation of the components of basic and diluted EPS computations for the three years ended December 31:

(In thousands, except sharedatas)	2005	2004	2003
Calculation of net income for EPS:
Net income as reported and for basic EPS	$43,546	$31,233	$19,445
Interest on convertible trust preferred securities, net of tax	3,059	672	—

Net income for EPS calculation using the if-converted method	$46,605	$31,905	$19,445
Calculation of average shares outstanding:
Average basic common shares outstanding(1)	29,425	27,313	22,954
Dilutive effect of:
Stock options and stock grants	1,071	936	694
Forward agreement(1)	147	119	132
Convertible trust preferred	3,182	657	—

Dilutive potential common shares	4,400	1,712	826

Average diluted common shares outstanding	33,825	29,025	23,780

Per Share Data:
Basic earnings per share	$1.48	$1.14	$0.85
Diluted earnings per share	$1.38	$1.10	$0.82

(1)	On March 31, 2004, the FASB changed its interpretation of Statement of Financial Accounting Standards No. 128, Earnings Per Share, affecting the calculation of EPS for variable priced contracts. This interpretation applied to the Company’s Forward Stock Agreement (the “Agreement”). As a result, the Company amended this Agreement effective April 1, 2004 and such amendment eliminated the need to include the effect of the Agreement in basic shares after that date. The new interpretation required the Company to account for the original Agreement differently by including approximately 497,000 and 132,000 unissued shares in the calculation of basic EPS for the years ended December 31, 2004 and 2003, respectively.

On September 29, 2005 the Company exercised the Agreement. Under the settlement terms of the Agreement the Company received approximately $36.4 million in proceeds from the issuance of 1.6 million shares of the Company’s common stock.

Recent Accounting Pronouncements

In May 2005, the FASB issued FASB Statement No. 154, Accounting for Changes and Error Corrections: a replacement of APB Opinion No. 20 and FASB No. 3 (“FAS 154”). This statement requires retrospective application for voluntary changes in accounting principle unless it is impracticable to do so. FAS 154’s retrospective-application requirement replaces a previous requirement to recognize most voluntary changes in accounting principle by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 also distinguishes between retrospective application for changes in accounting principle and restatement for correction of an error. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted. The Company adopted FAS 154 on January 1, 2006, and does not anticipate the adoption of this standard to have a material impact on the Company’s financial conditions or results of operations.

Emerging Issues Task Force (“EITF”) Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, (“EITF 04-5”) and FASB Staff Position No. SOP 78-9-1, Interaction of AICPA Statement of Position 78-9 and EITF Issue No. 04-5 were ratified by the FASB in June 2005. EITF 04-5 provides a framework for addressing when a general partner controls a limited partnership or similar entity and should therefore consolidate the partnership. The FASB Staff Position (“FSP”) eliminates the concept of “important rights” in AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures and replaces it with the concepts of “kickout-rights” and “substantive participating rights” as defined in Issue 04-5. This issue was effective June 29, 2005 for new or modified arrangements and no later than for fiscal years beginning after December 15, 2005 for unmodified existing arrangements. The adoption of this standard did not have a material impact on the Company’s financial condition or results of operations.

At December 31, 2005, the investment partnerships, for which either DGHM or Westfield hold a general partnership interest and act as the asset manager, have $569.2 million of assets, $148.6 million of liabilities, and $418.3 million of limited partnership interests. DGHM and Westfield’s equity interest in the investment partnerships was $840 thousand at December 31, 2005. These investments are not consolidated. See discussion below.

In January 2003, the FASB ratified EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which requires certain quantitative and qualitative disclosures with respect to investments accounted for under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity. The consensus reached on this Issue is effective for reporting of periods beginning after June 15, 2004, except for the measurement and recognition guidance contained in paragraphs 10-20 EITF 03-1, which was deferred by FSP EITF Issue 03-1-1, The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,’ posted on September 30, 2004. The guidance in paragraphs 10-20 of EITF 03-1 has subsequently been replaced by guidance in FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its

Application to Certain Investments. Although the guidance in EITF 03-1 has been replaced by the FSP, the requirement to recognize other-than-temporary impairments under other authoritative guidance and the disclosure requirements of EITF 03-1 continue to be effective. FSP FAS 115-1 and FAS 124-1are effective for reporting periods beginning after December 15, 2005. The adoption of this FSP is not expected to have a material impact on the Company’s financial condition or results of operations.

On March 31, 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue 03-6 Participating Securities and the Two-Class Method under Statement of Financial Accounting Standards No. 128, Earnings Per Share, affecting the calculation of EPS for variable priced contracts. This interpretation applied to the Company’s Forward Stock Sale Agreement (the “Forward Agreement”) dated December 11, 2003, with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and to restricted shares issued in conjunction with the KLS acquisition. The Forward Agreement is described in Note 24-Common Stock in the Notes to the Consolidated Financial Statements. While this interpretation has no impact upon the Company’s revenues, operating expenses or net income as previously reported, it did require the Company to account for the original Forward Agreement differently by including all unissued shares in the calculation of basic and diluted EPS for the fourth quarter of 2003 and the first quarter of 2004. The recalculation for the fourth quarter 2003 and for the full year 2003 decreased the Company’s reported basic earnings per share by $0.01. Diluted earnings per share for the fourth quarter and for the full year 2003 did not change. The effect of this interpretation on the calculation of earnings per share for the first quarter of 2004 was a decrease of approximately $0.01 per share. The Company amended the Forward Agreement effective April 1, 2004, such that this new accounting interpretation would no longer affect the calculation of basic earnings per share as it relates to the Forward Agreement. The Forward Agreement was subsequently exercised in its entirety on September 29, 2005.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), and in December 2003, issued Revised Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN 46R”), which replaced FIN 46. FIN 46 addressed the consolidation rules to be applied to certain “variable interest entities,” as defined within the Interpretation, as of February 1, 2003, and FIN 46R addresses the consolidation rules to be applied to all variable interest entities as of December 31, 2003. The guidance required the Company to deconsolidate its investment in the capital trust acquired through the FPB acquisition as of March 31, 2004. FIN 46R also required the Company to deconsolidate the Boston Private Capital Trust I, and most recently, Boston Private Capital Trust II, which was issued in September 2005. See Note 15-Junior Subordinated Debentures in the Notes to Consolidated Financial Statements.

Trust preferred securities have historically been eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. Following the issuance of FIN 46, including the consolidation rules with respect to variable interest entities, the Federal Reserve requested public comment on a proposed rule that would limit trust preferred securities in the Tier 1 capital of bank holding companies, but with stricter limits and clearer qualitative standards. After considering the public comments, the Federal Reserve issued a final rule on March 1, 2005 which provides that after a five-year transition period the aggregate amount of the trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill and intangibles. The adoption of FIN 46 did not have a material effect on the Company’s financial condition, results of operations, EPS or cash flows. The Company adopted FIN 46R effective March 31, 2004. In conjunction with the adoption of FIN 46R, the Company determined that certain investment partnerships, for which the Company holds a general partnership interest in and acts as the asset manager of the investment partnership, meet the definition of a voting interest entity as defined in FIN 46R. In addition, the SEC staff provided interpretative guidance on what may constitute an important right, held by the limited partners, under American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures that may affect the Company’s consolidation policies with regard to its investment partnerships. The Company amended ten investment partnership agreements during the quarter ended June 30, 2004, to incorporate important rights as contemplated in the recent SEC staff’s interpretative guidance. These amendments allow the Company to continue to account for its general partnership interests in these limited partnerships on the equity method of accounting. For more information, see above discussion of EITF Issue 04-5.

4. BUSINESS SEGMENTS

Management Reporting

The Company has eleven reportable segments: Boston Private Bank, Borel, FPB, Gibraltar, Westfield, RINET, Sand Hill, DGHM, KLS, BPVI, and the Holding Company (“HC”). The financial performance of the Company is managed and evaluated by business segment. The segments are managed separately as each business is a company with different clients, employees, systems, risks, and marketing strategies.

Description of Business Segments

A description of each business segment, except the HC, is provided in Note 1 of the Notes to Consolidated Financial Statements.

Measurement of Segment Profit and Assets

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues, expenses, and assets are recorded by each segment, and management reviews separate financial statements.

Reconciliation of Reportable Segment Items

The following tables are a reconciliation of the revenues, net income, assets, and other significant items of reportable segments:

AT AND FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands)	Westfield	DGHM	Sand Hill	BPVI	KLS	RINET	Total Registered Investment Advisers
Income Statement Data:
Revenue
Net Interest Income	$78	$77	$20	$11	$112	$25	$323
Non-Interest Income	49,699	27,227	6,631	6,417	10,783	8,161	108,918

Total Revenues	$49,777	$27,304	$6,651	$6,428	$10,895	$8,186	$109,241
Non-Interest Expense and Minority Interest	29,801	19,924	5,920	5,028	9,276	7,127	77,076
Income Taxes	8,360	3,411	301	611	744	451	13,878

Segment Profit	$11,616	$3,969	$430	$789	$875	$608	$18,287
Segment Assets	$45,013	$103,117	$16,252	$5,564	$35,902	$5,214	$211,062

(In millions)
Assets Under Management	$8,325	$3,259	$1,094	$867	$3,140	$1,129	$17,814

(In thousands)	Boston Private Bank	Borel	FPB	Gibraltar	Total Banks	Total Registered Investment Advisers	HC	Inter- Segment	Total
Income Statement Data:
Revenue
Net Interest Income	$62,145	$37,805	$21,579	$13,860	$135,389	$323	$(6,971)	$(2)	$128,739
Non-Interest Income	16,424	4,593	2,240	1,813	25,070	108,918	1,164	(565)	134,587

Total Revenues	$78,569	$42,398	$23,819	$15,673	$160,459	$109,241	$(5,807)	$(567)	$263,326
Provision for Loan Losses	2,266	1,705	919	548	5,438	—	—	—	5,438
Non-Interest Expense and Minority Interest	50,098	20,208	12,892	9,824	93,022	77,076	19,250	(567)	188,781
Income Taxes	7,065	7,635	3,968	2,109	20,777	13,878	(9,094)	—	25,561

Segment Profit	$19,140	$12,850	$6,040	$3,192	$41,222	$18,287	$(15,963)	$—	$43,546
Segment Assets	$2,228,953	$852,709	$476,137	$1,321,443	$4,879,242	$211,062	$47,911	$(19,647)	$5,118,568

(In millions)
Assets Under Management	$2,310	$661	$—	$757	$3,728	$17,814	$—	$(203)	$21,339

AT AND FOR THE YEAR ENDED DECEMBER 31, 2004

(In thousands)	Westfield	DGHM	Sand Hill	BPVI	KLS	RINET	Total Registered Investment Advisers
Income Statement Data:
Revenue
Net Interest Income	$56	$—	$3	$8	$—	$10	$77
Non-Interest Income	45,578	22,240	6,069	6,007	—	7,800	87,694

Total Revenues	$45,634	$22,240	$6,072	$6,015	—	$7,810	$87,771
Non-Interest Expense and Minority Interest	27,028	17,077	5,596	5,111	—	6,881	61,693
Income Taxes	7,787	2,348	199	418	—	395	11,147

Segment Profit	$10,819	$2,815	$277	$486	$—	$534	$14,931
Segment Assets	$35,316	$104,804	$16,329	$4,823	$33,343	$4,231	$198,846

(In millions)
Assets Under Management	$7,707	$3,353	$1,062	$860	$2,880	$1,051	$16,913

(In thousands)	Boston Private Bank	Borel	FPB	Total Banks	Total Registered Investment Advisers	HC	Inter- Segment	Total
Income Statement Data:
Revenue
Net Interest Income	$50,564	$28,625	$10,541	$89,730	$77	$(1,238)	$10	$88,579
Non-Interest Income	14,515	4,055	1,744	20,314	87,694	652	(447)	108,213

Total Revenues	$65,079	$32,680	$12,285	$110,044	$87,771	$(586)	$(437)	$196,792
Provision for Loan Losses	2,375	1,575	335	4,285	—	—	—	4,285
Non-Interest Expense and Minority Interest	44,046	17,378	6,583	68,007	61,693	15,209	(437)	144,472
Income Taxes	4,290	5,624	2,212	12,126	11,147	(6,471)	—	16,802

Segment Profit	$14,368	$8,103	$3,155	$25,626	$14,931	$(9,324)	$—	$31,233
Segment Assets	$1,886,007	$734,124	$427,585	$3,047,716	$198,846	$47,585	$(19,726)	$3,274,421

(In millions)
Assets Under Management	$2,010	$568	$—	$2,578	$16,913	$—	$(185)	$19,306

AT AND FOR THE YEAR ENDED DECEMBER 31, 2003

(In thousands)	Westfield	Sand Hill	BPVI	RINET	Total Registered Investment Advisers
Income Statement Data:
Revenue
Net Interest Income	$56	$(5)	$4	$1	$56
Non-Interest Income	29,149	4,121	4,591	6,805	44,666

Total Revenues	$29,205	$4,116	$4,595	$6,806	$44,722
Non-Interest Expense	18,326	3,996	3,913	5,976	32,211
Income Taxes	4,568	56	288	361	5,273

Segment Profit	$6,311	$64	$394	$469	$7,238
Segment Assets	$18,671	$15,847	$4,771	$3,518	$42,807

(In millions)
Assets Under Management	$6,153	$860	$779	$800	$8,592

(In thousands)	Boston Private Bank	Borel	Total Banks	Total Registered Investment Advisers	HC	Inter- Segment	Total
Income Statement Data:
Revenue
Net Interest Income	$45,717	$21,816	$67,533	$56	$168	$8	$67,765
Non-Interest Income	16,733	4,693	21,426	44,666	43	(268)	65,867

Total Revenues	$62,450	$26,509	$88,959	$44,722	$211	$(260)	$133,632
Provision for Loan Losses	1,684	947	2,631	—	—	—	2,631
Non-Interest Expense	41,789	14,400	56,189	32,211	11,974	(260)	100,144
Income Taxes	6,964	3,989	10,953	5,273	(4,784)	—	11,442

Segment Profit	$12,013	$7,173	$19,186	$7,238	$(6,979)	$—	$19,445
Segment Assets	$1,535,511	$575,104	$2,110,615	$42,807	$61,921	$(14,952)	$2,200,391

(In millions)
Assets Under Management	$1,986	$538	$2,524	$8,592	$—	$(150)	$10,966

5. COMPREHENSIVE AND ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-stockholder sources. It includes all changes in equity during a period except those resulting from investments by stockholders and distributions to stockholders.

The Company’s other comprehensive income and related tax effects for the years ended December 31, 2005, 2004, and 2003 is as follows:

(In thousands)	Pre-tax	Tax expense (benefit)	Net
Other comprehensive income
2005
Unrealized gains (losses) on securities available-for-sale	$(4,717)	$(1,818)	$(2,899)
Less: adjustment for realized gains	(20)	(9)	(11)

Net unrealized gain (losses) on securities available for sale	$(4,737)	$(1,827)	$(2,910)
Unrealized gains (losses) on cash flow hedges	(71)	(30)	(41)

Other comprehensive income (loss)	$(4,808)	$(1,857)	$(2,951)

2004
Unrealized gains (losses) on securities available-for-sale	$(5,045)	$(2,187)	$(2,858)
Less: adjustment for realized gains	(373)	(151)	(222)

Other comprehensive income (loss)	$(5,418)	$(2,338)	$(3,080)

2003
Unrealized gains (losses) on securities available-for-sale	$(866)	$(234)	$(632)
Less: adjustment for realized gains	(2,508)	(945)	(1,563)

Other comprehensive income (loss)	$(3,374)	$(1,179)	$(2,195)

The following table details the components of the Company’s accumulated other comprehensive income for the three years ended December 31:

(In thousands)	2005	2004	2003
Accumulated Other Comprehensive Income:
Unrealized gains (loss) on securities available-for sale, net of tax	$(3,419)	$(509)	$2,571
Unrealized gain (loss) on cash flow hedges, net of tax	(41)	—	—

Accumulated other comprehensive income	$3,460	$(509)	$2,571

6. INVESTMENT SECURITIES

A summary of investment securities follows:

		Unrealized
(In thousands)	Amortized Cost	Gains	Losses	Market Value
At December 31, 2005
Available-for-sale securities at fair value:
U.S. Government	$22,618	$6	$(162)	$22,462
U.S. Agencies	185,311	8	(2,141)	183,178
Corporate bonds	45,586	8	(539)	45,055
Municipal bonds	225,933	363	(2,215)	224,081
Mortgage-backed securities	34,024	—	(942)	33,082
Other	4,926	—	(42)	4,884

Total	$518,398	$385	$(6,041)	$512,742

Held-to-maturity securities at amortized cost:
U.S. Government	$4,472	$—	$(28)	$4,444
U.S. Agencies	29,412	—	(27)	29,385
Mortgage-backed securities	9,439	—	(127)	9,312
Other	1,077	—	(10)	1,067

Total	$44,400	$—	$(192)	$44,208

At December 31, 2004
Available-for-sale securities at fair value:
U.S. Government	$32,971	$2	$(161)	$32,812
U.S. Agencies	166,926	198	(950)	166,174
Corporate bonds	35,222	19	(278)	34,963
Municipal bonds	228,629	1,642	(903)	229,368
Mortgage-backed securities	46,025	10	(533)	45,502
Other	11,250	15	—	11,265

Total	$521,023	$1,886	$(2,825)	$520,084

Held-to-maturity securities at amortized cost:
U.S. Agencies	$19,019	$—	$—	$19,019

Total	$19,019	$—	$—	$19,019

The following table sets forth the maturities of investment securities available-for-sale at December 31, 2005 and the weighted average yields of such securities:

	U.S. Government			U.S. Agencies			Corporate Bonds
(In thousands)	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield
Within one year	$14,713	$14,635	3.34%	$64,179	$63,683	3.11%	$20,664	$20,619	4.66%
After one, but within five years	7,905	7,827	3.69%	118,166	116,554	3.65%	24,922	24,436	3.59%
After five, but within ten years	—	—	—%	2,966	2,941	5.31%	—	—	—%
After ten years	—	—	—%	—	—	—%	—	—	—%

Total	$22,618	$22,462	3.46%	$185,311	$183,178	3.49%	$45,586	$45,055	4.08%

	Municipal Bonds			Mortgage-Backed Securities			Other Investment Securities
(In thousands)	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield
Within one year	$85,604	$85,298	2.64%	$—	$—	—%	$4,926	$4,884	3.02%
After one, but within five years	111,791	110,187	2.62%	—	—	—%	—	—	—%
After five, but within ten years	17,085	17,208	3.87%	9,810	9,446	5.16%	—	—	—%
After ten years	11,453	11,388	3.28%	24,214	23,636	5.53%	—	—	—%

Total	$225,933	$224,081	2.76%	$34,024	$33,082	5.42%	$4,926	$4,884	3.02%

The following table sets forth the maturities of investment securities held-to-maturity at December 31, 2005 and the weighted average yields of such securities:

	U.S. Government			U.S. Agencies			Mortgage-Backed Securities
(In thousands)	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield
Within one year	$2,229	$2,221	2.36%	$27,465	$27,460	3.97%	$—	$—	—%
After one, but within five years	2,243	2,223	3.42%	1,947	1,925	3.00%	985	972	5.00%
After five, but within ten years	—	—	—%	—	—	—%	2,398	2,362	4.77%
After ten years	—	—	—%	—	—	—%	6,056	5,978	5.97%

Total	$4,472	$4,444	2.89%	$29,412	$29,385	3.90%	$9,439	$9,312	5.56%

	Other Investment Securities
(In thousands)	Amortized Cost	Market Value	Weighted Average Yield
Within one year	$—	$—	—%
After one, but within five years	100	100	4.25%
After five, but within ten years	—	—	—%
After ten years	977	967	3.87%

Total	$1,077	$1,067	3.91%

Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The weighted average remaining life of investment securities available-for-sale at December 31, 2005 was 3.36 years. As of December 31, 2005, approximately $118.4 million of investment securities available-for-sale were callable before maturity. The weighted average yield is calculated based on average amortized cost which does not include the effect of changes in market value that are reflected as a component of stockholders’ equity.

The following table presents the sale of investment securities available-for-sale with the resulting realized gains, losses, and net proceeds from such sales:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Amortized cost of securities sold	$48,261	$81,619	$90,002
Gains realized on sales	218	373	2,560
Losses realized on sales	(198)	—	(52)

Net proceeds from sales	$48,281	$81,992	$92,510

The following tables sets forth information regarding securities at December 31, 2005 and 2004 having temporary impairment, due to the fair market values having declined below the amortized costs of the individual securities, and the time period that the investments have been temporarily impaired.

	Less Than 12 Months		12 Months or Longer		Total
(In thousands)	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
At December 31, 2005
Available-for-sale securities:
U.S. Government	$6,933	$(38)	$6,970	$(124)	$13,903	$(162)
U.S. Agencies	95,714	(791)	75,348	(1,350)	171,062	(2,141)
Corporate bonds	19,654	(60)	13,839	(479)	33,493	(539)
Municipal bonds	115,979	(727)	75,762	(1,488)	191,741	(2,215)
Mortgage-backed securities	6,960	(82)	26,055	(860)	33,015	(942)
Other	4,884	(42)	—	—	4,884	(42)

Total	$250,124	$(1,740)	$197,974	$(4,301)	$448,098	$(6,041)

Held-to-maturity securities:
U.S. Government	$4,444	$(28)	$—	$—	$4,444	$(28)
U.S. Agencies	29,385	(27)	—	—	29,385	(27)
Mortgage-backed securities	9,312	(127)	—	—	9,312	(127)
Other	967	(10)	—	—	967	(10)

Total	$44,108	$(192)	$—	$—	$44,108	$(192)

At December 31, 2005 the U.S. Government securities are comprised of seven securities available-for-sale, and five securities held-to-maturity, which are guaranteed by the U.S. Government. The U.S. Agencies securities are comprised of 80 securities available-for-sale, and three held-to-maturity securities which are guaranteed by an agency of the U.S. Government. The Corporate Bonds are comprised of 20 securities available-for-sale with a Moody’s credit ratings of at least Baa-3. The municipal bonds are comprised of 143 securities available-for-sale which have a Moody’s credit ratings of at least Baa-1. The mortgage-backed securities are comprised of eight securities available-for-sale, and ten securities held-to-maturity, which were guaranteed by either the Federal Home Loan Mortgage Corp. (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). Because the decline in market value is primarily attributed to changes in interest rates and not credit quality, and because the Company has the intent and ability to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired. Decisions to hold or sell securities are influenced by the Banks need for liquidity, alternative investments, risk assessment, and asset liability management.

	Less Than 12 Months		12 Months or Longer		Total
(In thousands)	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
At December 31, 2004
U.S. Agencies	$127,188	$869	$3,912	$82	$131,100	$951
U.S. Government	27,738	160	—	—	27,738	160
Corporate bonds	22,381	169	2,891	109	25,272	278
Municipal bonds	130,563	903	—	—	130,563	903
Mortgage-backed securities	42,925	533	—	—	42,925	533

Total	$350,795	$2,634	$6,803	$191	$357,598	$2,825

At December 31, 2004 the U.S. Agencies securities are comprised of 59 securities guaranteed by an agency of the U.S. Government. The U.S. Government securities are comprised of 12 securities which are guaranteed by the U.S. Government. The Corporate Bonds are comprised of 12 securities with credit ratings of at least Baa-1. The municipal bonds are comprised of 84 securities which have credit ratings of at least Baa-1. The mortgage-backed securities are comprised of 6 securities which were guaranteed by either the Federal Home Loan Mortgage Corp. (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). Because the decline in market value is primarily attributed to changes in interest rates and not credit quality, and because the Company has the intent and ability to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired. Decisions to hold or sell securities are influenced by the Banks need for liquidity, alternative investments, risk assessment, and asset liability management.

At December 31, 2005 there were no cost method investments, which are included in Other Assets, having temporary impairment. The Company recorded a write-down of approximately $306 thousand for cost method investments in 2005 due to an other-than-temporary impairment. The Company had $23.1 million in cost method investments included in Other Assets at December 31, 2005.

The following table sets forth the cost method investments at December 31, 2004, having temporary impairment, due to the fair market values having declined below the amortized costs of the individual investments, and the time period that the investments have been temporarily impaired:

	Less Than 12 Months		12 Months or Longer		Total
(In thousands)	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
At December 31, 2004
Cost Method Investments	$—	$—	$18,907	$142	$18,907	$142
Total	$—	$—	$18,907	$142	$18,907	$142

The cost method investments with unrealized losses at December 31, 2004 were comprised of two investments with an amortized cost of $19.0 million. Boston Private Bank invests primarily in low income housing partnerships which generate tax credits. Boston Private Bank also holds partnership interests in venture capital funds formed to provide financing to small businesses, and to promote community development. Temporary impairment is caused by the fact that the partnerships are still in the early stages of their lives, and have not yet invested all of their funds and/or have had enough time to fully develop their portfolio companies. Therefore, management does not believe these investments are other-than-temporarily impaired.

The following table presents the concentration of securities with any one issuer that exceeds ten percent of stockholders’ equity as of December 31, 2005:

(In thousands)	Amortized Cost	Market Value
Federal National Mortgage Association	$90,973	$89,481
Federal Home Loan Bank	124,123	123,163

Total	$215,096	$212,644

7. LOANS RECEIVABLE

The Banks’ lending activities are conducted principally in New England, northern and southern California, and south Florida. The Banks originate single and multi-family residential loans, commercial real estate loans, commercial loans, construction loans, and home equity and consumer loans. Most loans are secured by borrowers’ personal or business assets. The ability of the Banks’ single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the lending area. Commercial borrowers’ ability to repay is generally dependent upon the health of the economy and the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Banks’ loan portfolio is susceptible to changing conditions in the New England, northern and southern California, and south Florida economies. Included in total loans are $3.4 million and $1.8 million of net deferred loan costs as of December 31, 2005 and 2004, respectively. Mortgage loans serviced for others totaled $5.8 million and $6.3 million at December 31, 2005 and 2004, respectively.

Loans to senior management, executive officers and directors are generally made in the ordinary course of business, under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk. Gibraltar has an Employee Loan Program that provides eligible employees, including senior management and executive officers, with a beneficial rate on mortgage loans. At December 31, 2005 Gibraltar had $5.4 million in such loans.

The following table presents a summary of the activity of loans to senior management, executive officers, and directors:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004
Balance at beginning of year	$24,145	$3,889
Additions	4,912	20,186
Repayments	(12,524)	(364)
Additions due to acquisition	8,361	434

Balance at end of year	$24,894	$24,145

The following table presents a summary of risk elements within the loan portfolio:

(In thousands)	December 31, 2005	December 31, 2004
Non-accrual loans	$7,900	$1,137
Loans past due 90 days or more, but still accruing	132	—
Loans past due 30-89 days	$7,907	$3,965

Interest income that would have been recorded on non-accrual loans in accordance with the loans’ original terms would have been $338 thousand in 2005 and $106 thousand in 2004, compared with amounts that were actually recorded of $174 thousand and $59 thousand, respectively.

8. ALLOWANCE FOR CREDIT LOSSES

The allowance for loan losses and the reserve for unfunded loan commitments when combined are referred to as the allowance for credit losses. The allowance for loan losses is reported as a reduction of outstanding loan balances and the reserve for unfunded loan commitments is included within other liabilities.

The following table is an analysis of the Company’s allowance for loan losses for the periods indicated:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Allowance for loan losses, beginning of period(1)	$25,021	$17,761	$15,163
Provision for loan losses	5,438	4,285	2,631
Charge-offs	(250)	(65)	(114)
Recoveries	204	61	81
Addition due to acquisitions	7,194	2,979	—

Allowance for loan losses, end of period	$37,607	$25,021	$17,761

(1)	In the first quarter of 2005, the Company reclassified the portion of the allowance for loan losses related to off-balance sheet credit risk to other liabilities. Prior allowance for loan loss balances have been reclassified to facilitate comparison with the current year.

The following table is an analysis of the Company’s reserve for unfunded loan commitments for the periods indicated:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Reserve for unfunded loan commitments, beginning of period	$2,916	$2,411	$1,887
Provision for unfunded loan commitments(2)	513	282	524
Addition due to acquisitions	1,318	223	—

Reserve for unfunded loan commitments, at end of period	$4,747	$2,916	$2,411

(2)	Expenses related to off-balance sheet credit risk are included in other expenses.

The following table is an analysis of the Company’s allowance for credit losses for the periods indicated:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Allowance for credit losses, beginning of period	$27,937	$20,172	$17,050
Provision for credit losses	5,951	4,567	3,155
Charge-offs	(250)	(65)	(114)
Recoveries	204	61	81
Addition due to acquisitions	8,512	3,202	—

Allowance for credit losses, end of period	$42,354	$27,937	$20,172

9. DERIVATIVES

The Company entered into a $100 million prime-based interest rate floor (the “Floor”) with an effective date of November 1, 2005 and a maturity date of November 1, 2010 and is designated as a cash flow hedge of the risk of overall changes in the cash flows below the floor strike rate—when the WSJ/Base Rate prime interest rate falls below 6.50%—for certain variable rate loans based on the prime rate.

At December 31, 2005, the Floor had a fair value of $798 thousand and was included in Other Assets. The decrease in the Floor’s fair value of $41 thousand (net of income tax benefit of $30 thousand) in 2005 is separately disclosed in the statement of changes in stockholders’ equity and comprehensive income. No hedge ineffectiveness on the Floor was recognized during 2005.

Amounts reported in accumulated other comprehensive income related to the derivative will be reclassified to interest income as interest payments are received on the Company’s variable—rate assets. The change in the fair value of the Floor reflects an immaterial reclassification from accumulated other comprehensive income to interest expense in 2005. During 2006, the Company estimates that $15 thousand will be reclassified.

10. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

(In thousands)	December 31, 2005	December 31, 2004
Leasehold improvements	$21,982	$15,311
Furniture, fixtures, and equipment	27,389	21,253
Buildings	1,403	1,373
Land	374	374

Subtotal	51,148	38,311

Less: accumulated depreciation and amortization	22,468	17,997

Premises and equipment, net	$28,680	$20,314

Depreciation and amortization expense related to premises and equipment was $5.6 million, $4.1 million, and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively. The estimated useful lives for leasehold improvements and buildings are 5-15 years and 40 years, respectively. The estimated useful life for furniture, fixtures and equipment is 2-10 years with the exception of computer equipment, which is 3-5 years.

The Company is obligated for minimum payments under noncancelable operating leases. In accordance with the terms of these leases, the Company is currently committed to minimum annual payments as follows:

(In thousands)	Minimum Lease Payments
2006	$11,292
2007	10,297
2008	8,326
2009	7,300
2010	6,933
Thereafter	38,813

Total	$82,961

During 2003, the Company reached an agreement with the landlord in Menlo Park, California to purchase the lease and terminate the Company’s lease agreement. In connection with this agreement the Company recorded an expense of approximately $1.5 million, net of tax, or $0.06 per share.

Rent expense for the years ended December 31, 2005, 2004, and 2003 was $9.9 million, $6.9 million, and $6.7 million, respectively.

11. EXCESS OF COST OVER NET ASSETS ACQUIRED (GOODWILL) AND INTANGIBLE ASSETS

The following is an analysis of the activity in goodwill and intangible assets:

(In thousands) Intangibles	Balance at December 31, 2004	Acquisitions, Additions, and Reclasses	Amortization	Balance at December 31, 2005
Sand Hill Advisory Contracts	$870	$—	$(101)	$769
BPVI Advisory Contracts	1,878	—	(238)	1,640
DGHM Advisory Contracts	34,506	—	(3,794)	30,712
DGHM Non-Compete Agreements	984	—	(163)	821
FPB Core Deposit Intangibles	7,251	—	(712)	6,539
FPB Non-Compete Agreements	245	—	(113)	132
KLS Non-Compete Agreements	478	(81)	(66)	331
KLS Advisory Contracts	10,465	(3,556)	(967)	5,942
Gibraltar Core Deposit Intangibles	—	40,200	(1,173)	39,027
Gibraltar Advisory Contracts	—	11,900	(298)	11,602
Gibraltar Non-Competes	—	150	(9)	141

Total	$56,677	$48,613	$(7,634)	$97,656

(In thousands) Intangibles	Balance at December 31, 2003	Acquisitions, Additions, and Reclasses	Amortization	Balance at December 31, 2004
Boston Private Bank—Other Intangibles	$122	$(117)	$(5)	$—
Sand Hill Advisory Contracts	899	75	(104)	870
BPVI Advisory Contracts	2,116	—	(238)	1,878
DGHM Advisory Contracts	—	38,300	(3,794)	34,506
DGHM Non-Compete Agreements	—	1,130	(146)	984
FPB Core Deposit Intangibles	—	7,600	(349)	7,251
FPB Non-Compete Agreements	—	273	(28)	245
KLS Non-Compete Agreements	—	478	—	478
KLS Advisory Contracts	—	10,465	—	10,465

Total	$3,137	$58,204	$(4,664)	$56,677

(In thousands) Goodwill	Balance at December 31, 2004	Acquisitions, Additions, Reclasses, and Adjustments	Balance at December 31, 2005
Boston Private Bank	$2,403	$—	$2,403
Sand Hill	13,417	—	13,417
BPVI	1,204	—	1,204
DGHM	57,106	(216)	56,890
FPB	37,240	(2,607)	34,633
KLS	19,116	3,713	22,829
Gibraltar	—	155,375	155,375

Total	$130,486	$156,265	$286,751

(In thousands) Goodwill	Balance at December 31, 2003	Acquisitions, Additions, Reclasses, and Adjustments	Balance at December 31, 2004
Boston Private Bank	$2,286	$117	$2,403
Sand Hill	13,561	(144)	13,417
BPVI	1,334	(130)	1,204
DGHM	—	57,106	57,106
FPB	—	37,240	37,240
KLS	—	19,116	19,116

Total	$17,181	$113,305	$130,486

The value attributed to the advisory contracts was based on the time period over which the advisory contracts are expected to generate economic benefits. The intangible values of advisory contracts for Sand Hill and BPVI are being amortized over their estimated useful life of ten years on the straight-line method. DGHM, KLS, and Gibraltar advisory contracts are being amortized on the declining balance method. Under the declining balance method for DGHM, approximately 11% of the net advisory contracts will be amortized each year for seven years. The Company expects to amortize the remaining unamortized cost over an eight-year life using the straight-line method. Under the declining balance method for KLS, approximately 10% of the net advisory contracts will be amortized each year for six years. The Company expects to amortize the remaining unamortized cost over a nine-year life using the straight-line method. Under the declining balance method for Gibraltar, approximately 10% of the net advisory contracts will be amortized each year for five years. The Company expects to amortize the remaining unamortized cost over a ten-year life using the straight-line method. The weighted average amortization period of the Company’s intangibles at December 31, 2005 is approximately 14 years.

The value attributable to the core deposit intangibles (“CDI”) is a function of the expected longevity of the core deposit accounts, and the expected cost savings associated with the use of the existing core deposit base rather than alternative funding sources. The intangible value of CDI is being amortized over fifteen years for FPB and eight years for Encino, included with FPB, on a straight-line basis. The intangible value of CDI for Gibraltar is being amortized on a 175% declining balance for the first seven years. The Company expects to amortize the remaining unamortized cost over an eight-year life using the straight-line method.

The value attributable to the non-compete agreements was based on the expected receipt of future economic benefits protected by clauses in the non-compete agreements that restrict competitive behavior. The intangible value of non-compete agreements is being amortized on a straight-line basis over the contractual lives of the agreements, which range from 2 to 7 years.

The gross carrying amount and accumulated amortization for the Company’s identified intangible assets subject to amortization was $110.2 million and $12.5 million at December 31, 2005 and $61.6 million and $4.9 million at December 31, 2004. The estimated annual amortization expense for these intangibles over the next five years is:

(In thousands)
2006	$11,348
2007	$10,128
2008	$9,100
2009	$8,201
2010	$7,397

The goodwill is expected to be deductible for tax purposes except for Gibraltar and FPB, which includes Encino.

12. DEPOSITS

Deposits are summarized as follows:

(In thousands)	December 31, 2005	December 31, 2004
Demand deposits (non-interest bearing)	$779,606	$463,008
NOW	370,718	229,461
Savings	73,836	37,686
Money market	1,876,393	1,134,218
Certificates of deposit under $100,000	138,519	106,486
Certificates of deposit $100,000 or greater	509,069	415,509

Total	$3,748,141	$2,386,368

Certificates of deposit had the following schedule of maturities:

(In thousands)	December 31, 2005	December 31, 2004
Less than 3 months remaining	$292,797	$280,673
3 to 6 months remaining	156,992	132,139
6 to 12 months remaining	120,180	57,766
1 to 3 years remaining	58,698	34,624
3 to 5 years remaining	8,913	4,050
More than 5 years remaining	10,008	12,743

Total	$647,588	$521,995

Interest expense on certificates of deposit $100,000 or greater was $12.8 million, $6.1 million, and $3.4 million for the years ended December 31, 2005, 2004, and 2003, respectively.

$2.2 million and $1.6 million of overdrawn deposit accounts were reclassed to loans at December 31, 2005 and 2004, respectively.

13. FEDERAL HOME LOAN BANK BORROWINGS

Boston Private Bank is a member of the Federal Home Loan Bank ( “FHLB”) of Boston. Borel and FPB are members of the FHLB of San Francisco. Gibraltar is a member of the FHLB of Atlanta. As members of a FHLB, the Banks have access to short and long-term borrowings. Borrowings from the FHLB are secured by the Bank’s stock in the FHLB and a blanket lien on “qualified collateral” defined principally as a percentage of the principal balance of certain types of mortgage loans. The percentage of collateral allowed varies between 50% and 75% based on the type of the underlying collateral. As of December 31, 2005, Boston Private Bank had $320.5 million of borrowings outstanding and available credit of $259.5 million. Boston Private Bank had additional short-term federal fund lines with the FHLB of $15.0 million at December 31, 2005. Borel had no outstanding borrowings at December 31, 2005. Borel had available credit with the FHLB of $114.4 million as of December 31, 2005. FPB had no outstanding borrowings at December 31, 2005. FPB also had available credit with the FHLB of $86.2 million as of December 31, 2005. Gibraltar had $40.7 million of borrowings outstanding and available credit of $343.9 million at December 31, 2005. The carrying amount of Gibraltar’s FHLB borrowings is $41.5 million due to the unamortized amount of the fair market valuation adjustment at the time of acquisition.

As members of the FHLB, the Banks are required to invest in the common stock of the FHLB. In April of 2004, the FHLB changed their capital structure. At that time, all outstanding stock that the Banks owned was converted to Class B stock which may not be redeemed earlier than five years. Additional purchases of stock may not be redeemed earlier than five years from date of purchase. There is a membership stock investment base requirement in the amount of 35 basis points of all pledgable assets and an activity based stock requirement equal to 4.5% of outstanding advances from the FHLB. As and when such stock is redeemed, the Banks would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 2005, the Banks’ FHLB stock holdings totaled $27.6 million. The Banks’ investment in FHLB stock is recorded at cost and is redeemable at par.

A summary of borrowings, including Gibraltar’s fair market value adjustment, from the Federal Home Loan Banks is as follows:

	December 31, 2005		December 31, 2004
(In thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Within 1 year	$39,715	3.72%	$17,500	3.61%
Over 1 to 2 years	58,904	4.01%	38,179	3.65%
Over 2 to 3 years	56,621	3.99%	58,504	3.99%
Over 3 to 5 years	97,575	4.72%	72,282	3.83%
Over 5 years	109,190	4.54%	88,722	4.78%

Total	$362,005	4.32%	$275,187	4.13%

14. SHORT-TERM BORROWINGS

(In thousands)	Federal Funds Purchased	Securities Sold Under Agreement to Repurchase
2005
Outstanding at end of period	$—	$107,353
Maximum outstanding at any month-end	37,000	107,353
Average balance for the year	5,799	100,362
Weighted average rate at end of period	—%	1.02%
Weighted average rate paid for the period	3.29%	1.13%

2004
Outstanding at end of period	$—	$84,550
Maximum outstanding at any month-end	16,500	84,550
Average balance for the year	2,041	76,784
Weighted average rate at end of period	—%	1.02%
Weighted average rate paid for the period	1.43%	1.03%

2003
Outstanding at end of period	$—	$65,770
Maximum outstanding at any month-end	—	77,700
Average balance for the year	945	72,267
Weighted average rate at end of period	—%	1.06%
Weighted average rate paid for the period	1.35%	1.12%

The federal funds purchased and securities sold under agreements to repurchase generally mature within 30 days of the transaction date. The Company enters into sales of securities under agreements to repurchase with clients and brokers. These agreements are treated as financing and the obligations to repurchase securities sold are reflected as a liability in the Company’s consolidated balance sheet. The securities underlying the agreements remain under the Company’s control. Investment securities with a market value of $107.7 million and $85.0 million were pledged as collateral for the securities sold under agreements to repurchase at December 31, 2005 and 2004, respectively.

As of December 31, 2005, the Company had an unused line of credit from an unaffiliated bank, which totaled $75.0 million. The Company and its bank subsidiaries are required to maintain specified minimum balances or ratios for: capital, adjusted net tangible capital to adjusted tangible asset ratios, debt equity ratios, loan ratios, non-performing asset ratios, return on average assets, and starting in 2006, cash flow requirements for the nonbanks. The credit agreement also includes other covenants, including a restriction limiting dividends to 35% of earnings. The Company was in compliance with all the loan covenants as of December 31, 2005.

As of December 31, 2005, the Banks had unused federal fund lines with the FHLB and other correspondent banks of $152.5 million.

15. JUNIOR SUBORDINATED DEBENTURES

On September 27, 2005 the Company and Boston Private Capital Trust II, a Delaware statutory trust (the “Trust II”) entered into a Purchase Agreement for the sale of $100 million of trust preferred securities to be issued by Trust II and guaranteed by the Company on a subordinated basis. Trust II’s preferred securities pay interest quarterly and have an annual distribution rate of 6.25% up to, but not including, December 30, 2010. Subsequently, the Trust II’s preferred securities will convert to a floating rate of a three-month London Inter Bank Offering Rate (“LIBOR”) plus 1.68%, provided, however, that the interest rate does not exceed the highest rate permitted by New York law, and may be modified by the United States law of general application.

Each of the Trust II preferred securities represents an undivided beneficial interest in the assets of Trust II. The Company owns all of Trust II’s common securities. Trust II’s only assets will be the junior subordinated debentures issued to it by the Company on substantially the same payment terms as Trust II’s preferred securities.

The junior subordinated debentures mature on December 30, 2035, and may not be redeemed prior to or on December 30, 2010, except that they may be redeemed at any time upon the occurrence and continuation of certain special events.

The Company has the following covenants with regard to Trust II:

•	for so long as Trust II’s preferred securities remain outstanding, the Company shall maintain 100% ownership of the Trust II’s common securities;

•	The Company will use its commercially reasonable efforts to ensure Trust II remains a statutory trust, except in connection with a distribution of debt securities to the holders of the Trust II securities in liquidation of Trust II, the redemption of all Trust II’s securities or mergers, consolidations or incorporation, each as permitted by Trust II’s declaration of trust;

•	to continue to be classified as a grantor trust for United States federal income tax purposes; and

•	The Company will ensure each holder of Trust II’s preferred securities is treated as owning an undivided beneficial interest in the junior subordinated debentures.

At December 31, 2005, the Company was in compliance with the above covenants.

So long as the Company is not in default in the payment of interest on the junior subordinated debentures, the Company has the right under the indenture to defer payments of interest for up to 20 consecutive quarterly periods. The Company has no current intention to exercise its right to defer interest payments on the junior convertible debentures issued to the Trust II. If the Company defers interest payments, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the junior subordinated debentures.

Boston Private Capital Trust I

On October 5, 2004 the Company and Boston Private Capital Trust I, a Delaware statutory trust (the “Trust I”), entered into a Purchase Agreement for the sale of $75 million of convertible trust preferred securities to be issued by the Trust I and guaranteed by the Company on a subordinated basis. The convertible trust preferred securities have a liquidation amount of $50.00 per security, pay interest quarterly and have a fixed distribution rate of 4.875%. The quarterly distributions are cumulative. The junior subordinated convertible debentures will mature on October 1, 2034. The Company also granted the initial purchasers an option to purchase up to an additional $30 million of convertible trust preferred securities, which was exercised on November 1, 2004.

Each of the convertible trust preferred securities represents an undivided beneficial interest in the assets of the Trust I. The Company owns all of the Trust I’s common securities. The Trust I’s only assets will be the junior subordinated debentures issued to it by the Company on substantially the same payment terms as the convertible trust preferred securities.

The initial conversion ratio was 1.5151 shares of the Company’s common stock, $1.00 par value, for each trust preferred security (equivalent to a conversion price of approximately $33.00 per share), subject to adjustment as described in the offering memorandum. The conversion ratio at December 31, 2005 was 1.5152. The trust preferred securities may not be redeemed prior to October 1, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. The trust preferred securities may be redeemed in whole at any time or in part from time to time on or after October 1, 2009 if the closing price of Boston Private’s common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the redemption notice exceeds 130% of the then prevailing conversion price of the trust preferred securities. Assuming all $105 million liquidation amount of convertible trust preferred securities are converted, the Company would issue approximately 3,181,920 shares of common stock, based on the December 31, 2005 conversion ratio.

The initial conversion ratio is subject to adjustment if the Company takes certain actions, including paying dividends to all holders of Boston Private common stock, excluding any quarterly cash dividend on Boston Private common stock to the extent that such quarterly cash dividend per share of Boston Private common stock in any quarter does not exceed the greater of (i) $0.060 and (ii) 1.00% multiplied by the average of the daily closing prices per share of Boston Private common stock for the ten consecutive trading days ending on the trading day immediately prior to the declaration date of the dividend. If an adjustment is required to be made as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded.

The Company has the following covenants with regard to the Trust I:

•	to cause Trust I to remain a statutory business Trust and not try to voluntarily dissolve, wind-up, liquidate or terminate except as permitted by the Trust agreement;

•	to maintain directly or indirectly ownership of all of the common securities of Trust I;

•	to use its commercially reasonable efforts to ensure that Trust I will not be an “investment company” under the Investment Company Act of 1940, as amended from time to time, or any successor legislation; and

•	to take no action that would be reasonably likely to cause Trust I to be classified as an association or a partnership taxable as a corporation for United States federal income tax purposes.

At December 31, 2005, the Company was in compliance with the above covenants.

So long as the Company is not in default in the payment of interest on the junior subordinated convertible debentures, the Company has the right under the indenture to defer payments of interest. The Company has no current intention to exercise its right to defer interest payments on the junior subordinated convertible debentures issued to the Trust I. If the Company defers interest payments, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the junior subordinated convertible debentures.

FPB junior subordinated debentures

The Company, through the acquisition of FPB, assumed the outstanding amount of FPB’s junior subordinated debentures of $6 million. The trust preferred securities have a floating rate based on the 3 month LIBOR plus a margin of 3.15% with a maximum rate of 11.75% and pay interest quarterly. The interest rate on December 31, 2005 was 7.67%. The junior subordinated debentures will mature on March 26, 2033, and may not be redeemed prior to, or on March 26, 2008, except that they may be redeemed, in whole or in part from time to time, upon the occurrence and continuation of certain special events.

Gibraltar junior subordinated debentures

The Company, through the acquisition of Gibraltar, assumed the outstanding amount of Gibraltar’s junior subordinated debentures of $16 million. The trust preferred securities pay interest quarterly at a floating rate based on the LIBOR plus a margin of 2.27%, provided, however, that the interest rate does not exceed the highest rate permitted by New York law, and may be modified by the United States law of general application. The interest rate on December 31, 2005 was 6.65%. The junior subordinated debentures will mature on February 23, 2035, and may not be redeemed prior to, or on February 23, 2010, except that they may be redeemed, in whole or in part from time to time, upon the occurrence and continuation of certain special events.

Debt issuance costs for the Trusts are recorded as an asset and amortized over the contractual life of the securities.

16. INCOME TAXES

The components of income tax expense (benefit) are as follows:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Current expense:
Federal	$20,300	$16,852	$11,693
State	7,884	5,682	5,909

Total current expense	28,184	22,534	17,602

Deferred expense (benefit):
Federal	(1,701)	(4,660)	(4,585)
State	(922)	(1,072)	(1,575)

Total deferred expense (benefit)	(2,623)	(5,732)	(6,160)

Income tax expense	$25,561	$16,802	$11,442

Income tax expense for 2005, 2004, and 2003 varied from the amount computed by applying the Federal statutory rate to income before income taxes. A reconciliation between the expected Federal income tax expense using the Federal statutory rate of 35% to actual income tax expense and resulting effective tax rate for 2005, 2004 and 2003 follows:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Statutory Federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income tax, net of Federal tax benefit	6.6%	6.5%	4.7%
Tax exempt interest, net	(3.5)%	(5.1)%	(5.1)%
Tax credits	(1.6)%	(2.0)%	(1.4)%
ESPP	0.1%	0.2%	0.3%
Other, net	0.4%	0.4%	(0.8)%

Effective income tax rate before prior years REIT state tax charge	37.0%	35.0%	32.7%
Retroactive REIT state tax charge, net of Federal tax benefit	—%	—%	4.3%

Effective income tax rate	37.0%	35.0%	37.0%

In 2003, Massachusetts changed its tax laws regarding the treatment of real estate investment trusts (“REITs”). These changes eliminated the 95% dividends received deduction for dividends paid to Boston Private Bank by its subsidiary REIT for state tax purposes and purported to do so retroactively for the tax years 2002, 2001 and 2000. The Company entered into a settlement agreement with The Commonwealth of Massachusetts regarding tax liabilities relating to the Company’s having taken the deductions in those prior years and resolved these Massachusetts tax issues completely.

The components of gross deferred tax assets and gross deferred tax liabilities are as follows:

(In thousands)	December 31, 2005	December 31, 2004
Gross deferred tax assets:
Allowance for losses on loans	$16,209	$10,543
Deferred and accrued compensation	10,404	8,119
Stock compensation	13,415	6,274
Acquired deferred tax asset	2,584	2,574
Unrealized loss on securities available-for-sale	2,257	430
Other	472	243

Total deferred tax assets	45,341	28,183

Gross deferred tax liabilities:
Goodwill and acquired intangible assets	19,820	4,383
Unrealized gain on investments	549	—
Investment in partnerships	113	39

Total gross deferred tax liabilities	20,482	4,422

Net deferred tax asset	$24,859	$23,761

Management believes the existing net deductible temporary differences that give rise to the net deferred tax asset will reverse in periods the Company generates net taxable income. The Company would need to generate approximately $49.9 million of future net taxable income to realize the net deferred tax asset at December 31, 2005. Management believes that it is more likely than not that the net deferred tax asset will be realized based on the generation of future taxable income.

17. EMPLOYEE BENEFITS

Employee 401(k) Profit Sharing Plan

The Company established a corporate-wide 401(k) Profit Sharing Plan for the benefit of the employees of the Company and its affiliates, which became effective on July 1, 2002. The plan is a 401(k) savings and retirement plan that is designed to qualify as an ERISA section 404(c) plan. This plan is a continuation of the Boston Private Bank & Trust Company 401(k) plan. As of July 1, 2002, the assets of the Westfield Profit Sharing Plan, the RINET Company, Inc. Salary Reduction Contribution Plan, the Sand Hill Advisors, Inc. Profit Sharing 401(k) Plan, the E.R. Taylor Investments, Inc. 401(k) Profit Sharing Plan and the Borel Bank Salary Deferral 401(k) Plan were merged into this plan. Generally, employees that are at least twenty-one (21) years of age are eligible to participate in the plan on the first day of the calendar quarter following their date of hire. Employee contributions may be matched based on a predetermined formula and additional discretionary contributions may be made. Consolidated expenses relating to the above mentioned plans were $1.8 million, $1.5 million, and $1.6 million, in 2005, 2004 and 2003, respectively.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan under which eligible employees may purchase common stock of the Company at 85 percent of the lower of the closing price of the Company’s common stock on the first or last day of a six month purchase period on the NASDAQ® stock exchange. Employees pay for their stock purchases through payroll deductions at a rate equal to any whole percentage from 1 percent to 15 percent. There were 57,686 shares issued under the plan during fiscal year 2005. As of December 31, 2005 there were 124,904 shares reserved for future issuance.

Salary Continuation Plans

Borel maintains a discretionary salary continuation plan for certain officers. The officers become eligible for benefits under the salary continuation plan if they reach a defined retirement age while working for Borel. In December 1990, Borel implemented a discretionary deferred compensation plan for directors. The compensation expense relating to each contract is accounted for individually and on an accrual basis. An individual covered under the plan resigned in October 2005 and forfeited his benefit. As of that date, $336 thousand had been accrued and was reversed. The expense, exclusive of the forfeiture, relating to these plans was $274 thousand, $275 thousand, and $251 thousand, for 2005, 2004 and 2003, respectively. The amount recognized in other liabilities was $2.6 million and $3.0 million at December 31, 2005 and 2004, respectively. Borel has purchased life insurance contracts to help fund these plans. Borel has single premium life insurance policies with cash surrender values totaling $5.7 million and $5.5 million, which are included in Other Assets on the accompanying balance sheets, as of December 31, 2005 and 2004, respectively.

FPB maintains a discretionary salary continuation plan for certain officers. The plan provides for payments to the participants at the age of retirement. The expense relating to these plans was $296 thousand and $263 thousand in 2005 and 2004, respectively. The net amount recognized in other liabilities was $1.2 million and $904 thousand at December 31, 2005 and 2004, respectively. FPB has purchased life insurance contracts to help fund these plans. These life insurance policies have cash surrender values totaling $2.7 million, which are included in Other Assets on the accompanying balance sheet as of December 31, 2005 and 2004.

Deferred Compensation Plan

The Company offers a deferred compensation plan that enables certain executives to elect to defer a portion of their income. The amounts deferred are excluded from the employee’s taxable income and are not deductible by the Company until paid. The employee selects from a limited number of mutual funds and the deferred liability is increased or decreased to correspond to the market value of these underlying hypothetical mutual fund investments. The increase in value is recognized as compensation expense. Historically, the deferred compensation liability was not funded. However, during 2003, the Company established and funded a Rabbi Trust to offset this liability. The Rabbi Trust holds similar assets and approximately mirrors the activity in the hypothetical mutual funds. Increases and decreases in the value of the mutual funds in the Rabbi Trust are recognized in Other Income.

Incentive Plans

Under the 2004 Stock Option and Incentive Plan (the “Plan”), the Company may grant options or stock to its officers, employees, non-employee directors and other key persons of the Company for an amount not to exceed 5% of the total shares of common stock outstanding as of the last business day of the preceding fiscal year. Under the Plan, the exercise price of each option shall not be less than 100% of the fair market value of the stock on the date the options are granted except for non-employee directors in which the exercise price shall be equal to the fair market value on the date the stock option is granted. Generally options expire ten years from the date granted and vest over a three-year period for officers and employees and a one-year or less period for non-employee directors. Stock grants generally vest over a one to five-year period.

Supplemental Executive Retirement Plan

The Company has a non-qualified supplemental executive retirement plan (“SERP”) with an executive officer of the Company. The SERP, which is unfunded, provides a defined cash benefit based on a formula using average compensation, years of service, and age at retirement of the executive. The agreement was amended in July 2004. Expected benefits were increased and full vesting age was increased to age 68. The actuarial present value of the projected benefit was $7.8 million and the accrued SERP liability was $2.4 million. The expense associated with the SERP was $1.4 million and $1.0 million in 2005 and 2004, respectively. The benefit will be fully accrued by November 2009. The discount rate used to calculate the SERP liability was 8.0% through July 2004 and 6.5%, thereafter.

18. OTHER OPERATING EXPENSE

Major components of other operating expense are as follows:

(In thousands)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Forms and supplies	$1,551	$1,089	$907
Telephone	827	576	412
Training and education	531	423	250
Postage	587	520	435
Insurance	2,834	2,296	1,637
Publications and subscriptions	372	273	303
Dues and memberships	347	263	251
Courier and express mail	759	585	431
Imputed interest on deferred acquisition liability	871	888	226
Provision for off-balance sheet risk	513	282	524
Other	3,871	2,812	1,689

Total	$13,063	$10,007	$7,065

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, unused lines of credit, letters of credit, and commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans and unused lines of credit are agreements to lend to a customer, provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Loans sold to investors have recourse to the Company on any loans that are deemed to have been fraudulent or misrepresented. In addition, investors would require the Company to repurchase any loan sold which has a first payment default.

Financial instruments with off-balance sheet risk are summarized as follows:

(In thousands)	December 31, 2005	December 31, 2004
Commitments to originate loans
Variable rate	$238,933	$112,251
Fixed rate	38,722	15,021

Total commitments to originate loans	$277,655	$127,272

Unused lines of credit	$820,152	$545,220
Letters of credit	$24,304	$15,711
Forward commitments to sell loans	$21,489	$43,813

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by using available quoted market information or other appropriate valuation methodologies. The aggregate fair value amounts presented do not represent the underlying value of the Company taken as a whole.

The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from concentrations of ownership of a financial instrument. Because no active market exists for some of the Company’s financial instruments, certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions, and other factors. The resulting estimates involve uncertainties and therefore cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates.

The book values and fair values of the Company’s financial instruments are as follows:

	December 31, 2005		December 31, 2004
(In thousands)	Book Value	Fair Value	Book Value	Fair Value
FINANCIAL ASSETS:
Cash and cash equivalents	$372,316	$372,316	$128,914	$128,914
Securities:
Available-for-sale	512,742	512,742	520,084	520,084
Held-to-maturity	44,400	44,208	19,019	19,019
Loans, net (includes Loans Held for Sale)	3,599,516	3,628,376	2,265,963	2,265,857
Other assets	71,558	71,558	53,467	53,467
FINANCIAL LIABILITIES:
Deposits	3,748,141	3,745,378	2,386,368	2,385,802
FHLB borrowings	362,005	358,592	275,187	276,595
Junior subordinated debentures	234,021	242,505	114,434	127,034
Other liabilities	113,688	113,688	87,926	87,926

Cash and Cash Equivalents

The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of their maturities.

Securities

The fair value presented for securities are based on quoted bid prices received from a third party pricing service.

Loans

Fair value estimates are based on loans with similar financial characteristics. Fair values of commercial and residential mortgage loans are estimated by discounting contractual cash flows adjusted for prepayment estimates and using discount rates approximately equal to current market rates on loans with similar characteristics and maturities. The incremental credit risk for non-performing loans has been considered in the determination of the fair value of consumer loans. The fair value estimated for home equity and other loans equals their carrying value because of the floating rate nature of these loans.

Other Assets

Other financial assets consist primarily of accrued interest and fees receivable, and Federal Home Loan Bank stock, for which the carrying amount approximates fair value.

Deposits

The fair values reported for deposits, equal their respective book values reported on the balance sheet. The fair values disclosed are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on certificates of deposit with similar remaining maturities.

FHLB Borrowings

The fair value reported for FHLB borrowings is estimated based on the discounted value of contractual cash flows. The discount rate used is based on the Company’s estimated current incremental borrowing rate for FHLB borrowings of similar maturities.

Junior Subordinated Debentures

The fair value of the junior subordinated debentures issued by Boston Private Capital Trust I was based on the current market price of the securities at December 31, 2005. The fair value of the junior subordinated debentures issued by Boston Private Capital Trust II was based on the current rate for similar securities. The fair value of the junior subordinated debentures acquired in the FPB and Gibraltar acquisition approximates book because of the floating rate nature of the securities.

Other Liabilities

Other financial liabilities consist of securities sold under agreements to repurchase and accrued interest payable for which the carrying amount approximates fair value.

Financial Instruments with Off-Balance Sheet Risk

The Company’s commitments to originate loans, and for unused lines and outstanding letters of credit are primarily at market interest rates and therefore there is no fair value adjustment.

21. REGULATORY MATTERS

Investment Management

The Company’s investment management business is highly regulated, primarily at the federal level by the Securities and Exchange Commission, National Association of Securities Dealers, and by state regulatory agencies. Specifically, six of the Company’s subsidiaries, including Westfield, Sand Hill, BPVI, DGHM, KLS, and RINET, are registered investment advisers under the Investment Advisers Act of 1940. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational, and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, Westfield and DGHM act as sub-advisers and Sand Hill acts as an adviser to mutual funds, which are registered under the Investment Company Act of 1940 and are subject to that Act’s provisions and regulations. The Company’s subsidiaries are also subject to the provisions and regulations of the Employee Retirement Income Security Act of 1974, (“ERISA”) to the extent any such entities act as a “fiduciary” under ERISA with respect to certain of its clients. ERISA and the related provisions of the federal tax laws impose a number of duties on persons who are fiduciaries under ERISA, and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries and certain other related parties to such plans.

Banking

The Company and its subsidiaries are also subject to extensive supervision and regulation by the Board of Governors of the Federal Reserve System, (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), which insures the deposits of Boston Private Bank, Borel, FPB, and Gibraltar to the maximum extent permitted by law, by the Massachusetts Commissioner of Banks, the California Department of Financial Institutions, and by the Office of Thrift Supervision (“OTS”). The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds, and the nature and amount of collateral for certain loans. The laws and regulations governing the Banks generally have been promulgated to foster the safety and soundness of the Banks and protect depositors and not for the purpose of protecting stockholders.

The Company is subject to various regulatory capital requirements administered by federal agencies. Failure to meet minimum capital requirements can result in certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. For example, under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks, which are wholly owned subsidiaries of the Company, must each meet specific capital guidelines that involve quantitative measures of each of the Banks’ assets and certain off-balance sheet items as calculated under regulatory accounting standards. The Banks’ respective capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Similarly, the Company is also subject to capital requirements administered by the Federal Reserve with respect to certain non-banking activities, including adjustments in connection with off-balance sheet items.

Current FDIC regulations governing capital requirements state that FDIC-insured institutions, to be adequately capitalized, have qualifying total capital to risk-weighted assets of at least 8%, of which at least 4% must be Tier I capital. Tier I capital is defined as common equity and retained earnings, less goodwill and purchased intangibles, and is compared to total risk-weighted assets. Assets and off-balance sheet items are assigned to four risk categories, each with appropriate weights. The resulting capital ratio represents Tier I capital as a percentage of risk weighted assets and off-balance sheet items. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. As of December 31, 2005, management believes that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the Company meets the Federal Reserve requirements to be categorized as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 2005, Boston Private Bank, Borel, FPB, and Gibraltar meet the FDIC requirements under the regulatory framework for prompt corrective action to be categorized as well capitalized. To be categorized as well capitalized the Company and the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since December 31, 2005 that management believes have adversely changed the Company’s or the Banks’ categories.

Actual capital amounts and regulatory capital requirements as of December 31, 2005 and 2004 are presented in the tables below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Purposes
(In thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
AS OF DECEMBER 31, 2005
Total risk-based capital:
Company	$450,802	13.14%	$274,391	>8.0%	$342,989	>10.0%
Boston Private Bank	158,568	11.15	113,767	8.0	142,209	10.0
Borel	86,261	11.42	60,429	8.0	75,537	10.0
FPB	44,261	11.86	29,844	8.0	37,305	10.0
Gibraltar	92,764	11.41	65,023	8.0	81,279	10.0
Tier I risk-based:
Company	362,581	10.57	137,196	4.0	205,793	6.0
Boston Private Bank	140,792	9.90	56,884	4.0	85,325	6.0
Borel	76,819	10.17	30,215	4.0	45,322	6.0
FPB	39,772	10.66	14,922	4.0	22,383	6.0
Gibraltar	83,563	10.28	32,512	4.0	48,767	6.0
Tier I leverage capital:
Company	362,581	7.64	189,887	4.0	237,358	5.0
Boston Private Bank	140,792	6.54	86,106	4.0	107,633	5.0
Borel	76,819	9.02	34,064	4.0	42,580	5.0
FPB	39,772	9.22	17,255	4.0	21,569	5.0
Gibraltar	83,563	7.59	44,045	4.0	55,057	5.0
AS OF DECEMBER 31, 2004
Total risk-based capital:
Company	$277,882	12.46%	$178,385	>8.0%	$222,981	>10.0%
Boston Private Bank	133,913	10.94	97,908	8.0	122,385	10.0
Borel	68,051	10.49	51,893	8.0	64,866	10.0
FPB	33,457	11.41	23,455	8.0	29,319	10.0
Tier I risk-based:
Company	250,009	11.21	89,193	4.0	133,789	6.0
Boston Private Bank	118,600	9.69	48,954	4.0	73,431	6.0
Borel	60,104	9.27	25,946	4.0	38,920	6.0
FPB	29,982	10.23	11,727	4.0	17,591	6.0
Tier I leverage capital:
Company	250,009	8.11	123,245	4.0	154,056	5.0
Boston Private Bank	118,600	6.33	74,979	4.0	93,723	5.0
Borel	60,104	8.03	29,952	4.0	37,440	5.0
FPB	29,982	7.64	15,695	4.0	19,619	5.0

Bank regulatory authorities restrict the Banks from lending or advancing funds to, or investing in the securities of, the Company. Further, these authorities restrict the amounts available for the payment of dividends by the Banks to the Company.

22. LITIGATION AND CONTINGENCIES

Investment Management Litigation

On May 3, 2002, the Retirement Board of Allegheny County filed a complaint in Pennsylvania state court against Westfield and Grant D. Kalson & Associates bringing breach of contract and other claims for an alleged “opportunity loss,” notwithstanding that the Fund administered by the Retirement Board grew substantially under Westfield’s and Kalson’s management. Westfield and Kalson have defended the claim vigorously and will continue to do so. Expert discovery is now completed, and Westfield intends to file a motion for summary judgment.

Trust Litigation

Since 1984, Borel has served as a trustee of a private family trust (“Family Trust”), which was a joint owner of certain real property known as the Guadalupe Oil Field. In litigation commenced in 1994, certain beneficiaries of the Family Trust claimed Borel breached its fiduciary duties in managing oil and gas leases on the Guadalupe Oil Field and, following the discovery of environmental contamination on the property, by negotiating, and later finalizing, a Settlement Agreement and Purchase and Sale Agreement conveying the property to Union Oil Company of California (d/b/a UNOCAL), the operator of the oil field. In the first lawsuit, in which the beneficiaries sought to remove Borel as trustee, Borel prevailed at trial and obtained final judgment in its favor. In several subsequent lawsuits, Borel has prevailed on all material issues. In all such actions, the court has either entered final judgments in Borel’s favor or voluntary dismissals with prejudice.

One beneficiary—a contingent remainder beneficiary—has split with the other plaintiff beneficiaries and has refused to participate in the voluntary dismissals with prejudice. Following the dismissal of his separate actions against Borel in the state court, this beneficiary, acting pro se, filed a new action on June 24, 2005, in the United States District Court for the Northern District of California. In this action, the plaintiff beneficiary makes claims similar to those made in the earlier actions that were dismissed by the state court. He seeks to invalidate the Settlement Agreement and Purchase and Sale Agreement, to have the Guadalupe Oil Fields returned to the Family Trust, and to recover unspecified damages against Borel and others for alleged mismanagement of the Guadalupe Oil Field and for sale of the property. In a 1998 trial of the action to remove Borel as trustee, the then plaintiff beneficiaries submitted expert testimony to the effect that Borel’s actions had damaged the Family Trust in the amount of $102 million. The trial court found this testimony unpersuasive in that context, and Borel and the other defendants prevailed in that action. In November 2005 the federal district court dismissed the entire action as to Borel and its co-defendants based on the prior final judgments in the state court and on lack of federal jurisdiction. The plaintiff beneficiary has appealed from the judgment. Appellate briefs have not yet been filed.

Borel will continue to litigate these matters vigorously. While the ultimate outcome of these proceedings cannot be predicted with certainty, at the present time, Borel’s management, based on consultation with legal counsel, believes there is no basis to conclude that liability with respect to this matter is probable or that such liability can be reasonably estimated.

Other

The Company is also involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

23. RELATED PARTY TRANSACTIONS

In connection with the relocation of its headquarters office, Borel entered into a ten-year lease during 1986 for office space located in the Borel Financial Center in San Mateo, CA, which is owned by the Borel Estate Company, a limited partnership. Two of the general partners of Borel Estate Company are relatives of Borel’s Vice-Chairman and Director Harold A. Fick and of Director Ronald G. Fick. The Vice Chairman of the Board of Borel, Miller Ream, is a general partner in a limited partnership, which is the other general partner. The limited partners of Borel Estate Company are Harold A. Fick, Ronald G. Fick and two of their relatives. During 2005, 2004 and 2003, respectively, Borel Estate Company received $1.2 million, $1.1 million, and $1.0 million in rental payments from Borel. In December 2001, Borel exercised its second option to extend the lease for an additional five-year term. The lease payments for this additional period, starting March 13, 2002 were calculated in accordance with the terms of the original lease. In July 2002 Borel acquired an additional 2,957 square feet of rentable space within the building and negotiated inclusion of that space into its existing lease at the same cost per square foot. The lease extension of this additional space calls for renewals at 100% of fair market value. Effective January 1, 2004, Borel has contracted for an additional 3,039 square feet of space at the Borel Financial Center for the next 38 months, the term remaining in the second extension to the original lease.

The Northridge Insurance Agency (“NIA”) provided insurance services to FPB in 2004. Stanley Bryant, who is a director of FPB, is a principal and agent for NIA. The total payments to NIA were approximately $83 thousand in 2004.

Stephen M. Waters, who is a director of the Company, has an outstanding loan for approximately $8 million, as of December 31, 2005, with Boston Private Bank. In addition to this loan, Mr. Waters also is a guarantor on four other loans with Boston Private Bank totaling approximately $460 thousand at December 31, 2005. These loans were originated prior to Mr. Waters becoming a director of the Company. These loans are all current as of December 31, 2005. These loans were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

Robert J. Whelan, who is Executive Vice President and Chief Financial Officer of the Company, has an outstanding residential mortgage loan for approximately $200 thousand, as of December 31, 2005, with Boston Private Bank. This loan was originated prior to Mr. Whelan being employed by the Company. This loan was current as of December 31, 2005. This loan was made in the ordinary course of business under normal credit terms, including interest rate and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and does not represent more than normal credit risk.

24. COMMON STOCK

In December of 2003 the Company entered into a forward sale agreement pursuant to which an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Merrill Lynch Affiliate”) agreed to borrow and sell 2.3 million shares of the Company’s common stock. In the first quarter of 2004, the Company drew down 700,000 shares of stock under the forward sale agreement.

On November 1, 2004, the Company entered into an Amended and Restated Forward Sale Agreement (the “Amendment”) with the Merrill Lynch Affiliate. Pursuant to the original agreement, the Merrill Lynch Affiliate borrowed and sold shares of the Company’s common stock in December of 2003 with the proceeds of such sale to be received by the Company on a settlement date or dates to be specified at the Company’s discretion up to and including December 17, 2004 at an initial forward price determined in accordance with a pre-determined schedule subject to increases based on a floating interest factor equal to the federal funds rate, less a spread. Under the Amendment, the settlement date was extended until December 31, 2005.

On September 29, 2005 the Company settled the Amendment. Under the settlement terms of the forward sale agreement, the Company received approximately $36.4 million in proceeds from the issuance of 1.6 million shares of the Company’s common stock, at an initial forward price of $22.74 per share. The proceeds were used to assist in funding the Gibraltar acquisition.

The impact of the forward sale agreement, through settlement date, is reflected in the financial statements through an increase to diluted common shares outstanding.

25. PENDING ACQUISITION

On February 27, 2006 the Company announced the signing of a definitive agreement with Anchor Capital and Anchor/Russell to acquire an 80% interest in Anchor Holdings LLC, a newly created holding company that will own Anchor Capital and Anchor/Russell. The remaining 20% interest will be held by management of Anchor Capital and Anchor/Russell.

Under the terms of the agreement the Company will pay 68% of the total consideration, or approximately $54.8 million, at the time of closing, in a combination of both cash and Boston Private common stock. The balance of the consideration will be made in payments of Boston private common stock over five years. The amount of the future payments will be contingent upon reaching earnings goals through the five-year earn-out period.

Anchor Capital is a value-oriented investment advisor specializing in active investment management for families, trusts, and institutions, including foundations and endowments. Anchor Capital’s sister company, Anchor/Russell, structures diversified investment management programs for clients utilizing a host of sophisticated management solutions including institutional multi-manager, multi-style, multi-asset mutual funds and Separately Managed Accounts programs sponsored by the Franklin Russell Company. The transaction is expected to close on June 1, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Boston Private Financial Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Boston Private Financial Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Gibraltar Private Bank & Trust Company, a wholly-owned subsidiary, which statements reflect total assets constituting 26 percent and total revenues constituting 6 percent in 2005 of the related totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Gibraltar Private Bank & Trust Company, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boston Private Financial Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified retrospective application method. Under the modified retrospective application method, the Company has adjusted all applicable prior period amounts to reflect the effects of SFAS 123(R).

/s/    KPMG LLP

Boston, Massachusetts

March 10, 2006, except as to Notes 3, 4, and 16, and 25

     which are as of May 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Boston Private Financial Holdings, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Boston Private Financial Holdings, Inc. the (“Company”) maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

The Company acquired Gibraltar Financial Corporation (“Gibraltar”) on October 1, 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Gibraltar’s internal control over financial reporting, with associated assets of $1.3 billion and total revenue of $15.7 million generated by Gibraltar that was included in the Company’s consolidated financial statements as of and for the year ended December 31, 2005.

We also have audited, in accordance with the standards of Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 10, 2006 expressed an unqualified opinion on those consolidated financial statements. We did not audit the financial statements of Gibraltar Private Bank & Trust Company, a wholly-owned subsidiary, which statements reflect total assets constituting 26 percent and total revenue constituting 6 percent in 2005 of the related totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion on the financial statements, insofar as it relates to the amounts included for Gibraltar Private Bank & Trust Company, is based solely on the report of the other auditors.

/s/    KPMG LLP

Boston, Massachusetts

March 10, 2006